Exhibit 10.11

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

GOOD BRISTOL ASSOCIATES LLC

as Seller

and

BRISTOL TRAILER REALTY COMPANY LLC

as Buyer

June 23, 2022

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of June 23, 2022 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between GOOD BRISTOL ASSOCIATES, LLC, a Pennsylvania limited liability company, as “Seller”, and BRISTOL TRAILER REALTY COMPANY LLC, a Delaware limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 6200 Bristol Pike, Levittown, Bucks County, Pennsylvania, and legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of the Effective Date, the Real Property is leased to Amazon.com Services, LLC (“Tenant”) in accordance with that certain Long Term Parking Lease, effective as of March 1, 2021 (the “Lease”), which Lease obligations are partially guaranteed by Amazon.com, Inc. pursuant to that certain Limited Parent Guaranty, dated as of February 26, 2021 (the “Guaranty”);

WHEREAS, pursuant to the Lease, Landlord has constructed certain improvements to the Real Property for the operation of a parking lot (the improvements to the Real Property, collectively, the “Improvements”);

WHEREAS, Buyer intends to purchase the Improvements, the Real Property, and all rents issued and profits due or to become due thereunder (hereinafter collectively referred to as the “Premises”); and

WHEREAS, Buyer desires to purchase the Premises from Seller and Seller desires to sell the Premises to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Premises subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PREMISES.

(a) The Premises. The term “Premises” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Premises, as well as all rights, privileges and easements appurtenant to the Premises and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Premises;

(2) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Premises or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(3) all of Seller’s interest in the Improvements and any other improvements and fixtures on the Real Property;

(4) all of Seller’s interest in the Lease and Guaranty now or hereafter due thereunder; and

(5) all of Seller’s interest, to the extent transferable, in the following:

(i) all of the right, title, interest, powers, privileges, benefits and options of Seller, or otherwise accruing to the owner of the Premises, in and to all certificates, licenses, permits, authorizations, variances, consents and approvals from governmental authorities with respect to (i) the design, development, construction and installation of the Improvements or any future improvements, (ii) vehicular ingress and egress to and from the Premises, and (iii) the use, operation and occupancy of the Improvements or any future improvements including, without limitation, the certificate(s) of occupancy for the Improvements, if any (the “Permits”); and

(ii) all of the right, title, interest, powers, privileges, benefits and options of Seller, or otherwise accruing to the owner of the Premises, in, to and under all guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with the construction, manufacture, development, installation, repair or maintenance of the Improvements, or any component thereof, if any, including, without limitation, any warranties covering any other part of the Improvements (the “Warranties”); and

(iii) all rights, title and interests in any contract or lease rights, agreements, utility contracts, management, maintenance and service contracts or other rights relating to the ownership, use and operation of the Premises (collectively, the “Contracts”).

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(b) The Transfer Documents. The Lease shall be transferred by that certain assignment and assumption of lease and guaranty, the agreed upon form of which is attached hereto as Exhibit B (the “Assignment of Lease and Guaranty”); the Contracts, Permits and Warranties shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment Agreement”); and the Real Property and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s Special Warranty Deed, the agreed upon form of which is attached hereto as Exhibit D (the “Deed”). The Assignment of Lease and Guaranty, the Assignment Agreement, the Non-Foreign Affidavit (as defined below), the Deed and the closing statement and any other documentation, instruments or materials that may be required by the Title Company in order to close the transactions contemplated hereby and issue the Owner’s Policy in accordance with the terms and provisions of this Agreement are hereinafter collectively referred to as the “Transfer Documents”.

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Premises is NINETEEN MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($19,500,000.00) (the “Purchase Price”), payable as follows:

(a) One Million and No/100 Dollars ($1,000,000.00) earnest money to be deposited in escrow with Fidelity National Title Insurance Company (“Escrow Agent”) not later than two (2) business days after the Effective Date and an additional One Million and No/100 Dollars ($1,000,000.00) to be deposited in escrow with Escrow Agent not later than five (5) business days after the Effective Date (such amounts, plus all interest earned or accrued thereon, collectively, the “Earnest Money Deposit”). The Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”). The Earnest Money Deposit shall be non-refundable after the expiration of the Study Period, except as otherwise specifically provided herein, including, but not limited to, the event of an uncured Seller default; and

(b) The balance of the Purchase Price, by bank wire transfer of immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent in accordance with the terms of this Agreement.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit, together with all interest earned or accrued thereon, shall be paid immediately to Buyer;

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(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, the Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit, together with all interest earned or accrued thereon, shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT; TITLE AND SURVEY OBJECTIONS.

(a) Buyer has obtained a Commitment for Title Insurance for the Premises prepared by Fidelity National Title Insurance Company with an effective date of April 20, 2022 (the “Report”) and an ALTA/NSPS Land Title Survey depicting the Premises that was prepared by Commercial Due Diligence Services on May 18, 2022 (the “Survey”).

(b) If, at any time prior to the COE, the Report is amended (the “Amended Report”) that includes new exceptions that were not set forth in the Report, or in the event the Survey is amended (the “Amended Survey”) that includes or depict matters that were not set forth on the Survey (collectively, the “Objectionable Matters”), Buyer shall have until the latest of (i) the expiration of the Study Period, (ii) the date that is seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements and (iii) the date that is seven (7) days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement in which event the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (Z) provisionally accept the title to the Premises conditioned upon Seller causing the removal of or otherwise curing any Objectionable Matters identified by Buyer in a written notice to Seller, in which event Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of such additional Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters, and Seller’s lack of response shall be deemed as Seller’s intent not to remove or otherwise cure such Objectionable Matters prior to COE. Notwithstanding any other provisions of this Section, Seller covenants and agrees that, from and after the date of this Agreement, Seller shall not execute any agreement, document or other encumbrance that will bind the Real Property or Buyer after the Closing Date (a “New Defect”) and Seller shall be obligated to cure and satisfy of record all New Defects created or permitted by Seller unless Buyer has consented in writing to such New Defects.

(c) Subject to the terms of Section 6(d) below, in the event Buyer provisionally accepts title to the Premises subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 6(b) above or as set forth in the email from Buyer’s counsel to the Title Company attached hereto as Exhibit K, if Seller timely serves notice to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE, or does not respond within the five (5) day period set forth in Section 6(b) above, then Buyer shall, within five (5) days after receipt of such notice from Seller, or deemed notice, notify

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Seller and Escrow Agent in writing of Buyer’s election to either (i) waive such Objectionable Matter(s); or (ii) terminate this Agreement, in which event the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. If written notice of either satisfaction or dissatisfaction as to the Report, Survey, Amended Report or Amended Survey is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have approved the condition of the title and Survey of the Premises.

(d) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be obligated to remove any Objectionable Matters other than (i) monetary liens, deeds of trusts, mortgages, judgments, mechanic’s or materialmen’s liens, tax liens or other liens that secure or evidence a monetary claim , (ii) title exceptions that can be removed from the Owner’s Policy by Seller’s delivery of a customary owner’s title affidavit or gap indemnity, (iii) any Objectionable Matter that Seller agrees to remove pursuant to this Section 6 and (iv) New Defects for which Buyer has not provided consent pursuant to Section 6(c) above (collectively, “Mandatory Cure Items”). Seller’s failure to cure and satisfy of record any Mandatory Cure Item shall be deemed to be a default by Seller hereunder and the remedies set forth in Section 20 shall be available to Buyer.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. As of the Effective Date, Buyer agrees that it has completed its due diligence of the Premises subject to the provisions of Section 6 hereof and except with respect to its review of the environmental condition of the Premises as further set forth in this Section 7. Buyer shall have until 11:59 p.m. EST on the date that is five (5) business days after the date on which Commonwealth of Pennsylvania, Department of Environmental Protection (“PADEP”) provides its final approval of the PADEP Clean-Up Plan (as hereinafter defined) (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to review and approve the environmental condition of the Premises, including, without limitation, Buyer’s right to obtain, review and approve a Phase I environmental site assessment of the Premises, but not any invasive environmental testing unless approved by Seller (collectively, without limitation, “Environmental Due Diligence”). Promptly following the Effective Date, Buyer and Seller shall diligently and in good faith negotiate the Holdback Agreement, the Tri-Party Agreement, the Environmental Escrow Agreement and the Environmental Access Agreement (each as hereinafter defined) in order to finalize such agreements prior to the expiration of the Study Period.

(b) Right of Entry. Subject to the prior rights of Tenant in the Premises, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Premises, at any time or times prior to COE, to conduct the Environmental Due Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and reasonable attorneys’ fees, actually incurred by Seller as a direct result of the Environmental Due Diligence, in each case, except to the extent caused by the fraud, gross negligence or willful misconduct of Seller or Seller’s agents, representatives, employees or

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property manager. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE. In addition, prior to entering upon the Premises, Buyer’s agents shall provide a certificate of insurance evidencing general liability coverage to Seller with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate for bodily injury and property damage, which policy shall name Seller, Seller’s lender, if requested, and Tenant as additional insureds.

(c) Cancellation. Buyer shall have the right to terminate this Agreement as a result of its Environmental Due Diligence at any time during the period following the initial response by PADEP to the Draft Clean-Up Plan and until the end of the Study Period; provided, however, that in the event that PADEP approves the draft Clean-Up Plan in the form attached hereto as Exhibit J (the “Draft Clean-Up Plan”) without any modifications, requests, conditions or requirements that would expand the scope of required remediation, testing, sampling and/or monitoring for the Real Property (e.g., any obligation relating to additional contaminants or any requirement to conduct offsite investigations and/or remediation provides for a termination right), Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7. For the avoidance of doubt, additional monitoring requirements for the same contaminants with respect to the Real Property as identified in the Draft Clean-Up Plan shall not independently give rise to a termination right in favor of Buyer under this Section 7. In the event that Buyer notifies Seller and Escrow Agent, in writing, of its election to terminate this Agreement in accordance this Section 7(c), the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer in accordance with Section 5(a) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d) Termination of Contracts. At any time prior to the expiration of the Study Period, Buyer shall have the right to elect to require Seller, at Seller’s sole cost and expense, to terminate any or all of the Contracts at or prior to COE. If Buyer so elects to have Seller terminate any Contract, then such Contract shall not be assigned to Buyer, and Buyer shall not assume such Contract at COE. Any Contract with respect to which Buyer does not require Seller to terminate at or prior to the end of the Study Period shall be assigned to Buyer and Buyer shall assume such Contract at COE.

(e) Communication with Tenant. Buyer and/or Buyer’s representatives, agents and designees may interview, communicate and/or meet with Tenant with respect to any matter; provided that Buyer shall notify Seller at least two (2) business days prior to the date on which it intends to communicate with Tenant with respect to the Lease. Seller (or its representatives, agents or designees) reserves the right to be present at any meeting with Tenant with respect to the Lease. Seller has no obligation to facilitate any such interview or meeting with Tenant.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer on or before the Effective Date true and accurate copies of all information in Seller’s, or Seller’s property manager’s, possession or control relating to the ownership, physical condition or the leasing, operation, management, maintenance or repair of the Premises, including, without limitation, all environmental studies and reports contracts, leases, books and records relating to the Premises,

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soil reports, property condition reports, engineering reports, surveys and subdivision plats, Tenant’s insurance certificates, the most recent title policy issued to Seller and/or Seller’s lender drawings, plans and specifications, appraisals, zoning memoranda, tax receipts, operating statements, building systems plans and infrastructure and utilities plans, records relating to revenues and operating expenses and other instruments and correspondence relating to the Premises, and like matters regarding the Premises and/or Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer, with the right, at the cost and expense of Buyer, to inspect the same and make copies thereof. Seller represents and warrants that Seller’s Diligence Materials provided to Buyer are true, correct and complete copies of documents in Seller’s files related to the Premises and that Seller has no knowledge that any such documents provided contain any statement that is untrue or omits any information that is necessary for such documents or information that have been provided to be not misleading in any respect. The foregoing deliveries shall include copies of all of the documents listed on Exhibit E attached hereto, which Seller has delivered to Buyer as of the Effective Date. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to either destroy or deliver to Seller copies of any of Seller’s Diligence Materials which Buyer may have elected to obtain, subject to any of Buyer’s corporate retention policies.

9. THE SURVEY. Buyer may cause a surveyor licensed in the Commonwealth of Pennsylvania to complete and deliver to Escrow Agent and Buyer the Amended Survey. The Amended Survey shall set forth the legal description and boundaries of the Real Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

11. DELIVERY OF POSSESSION AND TRANSFER DOCUMENTS. Seller shall deliver (i) the Transfer Documents and (ii) possession of the Premises to Buyer at COE subject only to the rights of Tenant under the Lease, and the rights of third parties as provided in Exhibit F attached hereto (collectively, the “Permitted Encumbrances”).

12. CONDITIONS PRECEDENT TO COE; COVENANTS.

(a) Buyer’s Conditions Precedent. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to, and Seller shall use commercially reasonable efforts to cause the satisfaction of, each of the following conditions:

(i) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents and possession of the Premises;

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(ii) the delivery at COE of a standard 2021 form of American Land Title Association owner’s policy of title insurance, including survey coverage, in the amount of the Purchase Price and in the form of pro forma negotiated between Buyer and the Title Company (the “Owner’s Policy”) issued by Fidelity National Title Insurance Company (the “Title Company”) at Buyer’s sole cost and expense, insuring that fee title to the Real Property vests in Buyer subject only to the Permitted Encumbrances (and at its option, Buyer may direct the Title Company to issue additional title insurance endorsements at its sole cost and expense);

(iii) the delivery by Seller to Buyer at COE of any pre-paid rents or other amounts under the Lease pre-paid by Tenant, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(iv) the deposit by Seller with Buyer not later than two (2) business days prior to COE of an executed estoppel certificate (the “Tenant Estoppel”), dated not earlier than thirty (30) days prior to COE, from Tenant in Tenant’s customary form and prepared by Buyer; provided, however, that the estoppel certificate shall not be satisfactory if it (i) indicates any default of Tenant or Seller as landlord under the Lease, (ii) does not confirm the rent and any other monthly payments due under the Lease, or (iii) indicates any conflict with, or contains information contradictory to, the terms and conditions of the Lease or any of the representations and warranties contained in this Agreement. Without limiting the foregoing, Seller shall provide Buyer with copies of any and all estoppel certificates received from Tenant, including, without limitation, copies of any comments or proposed revisions thereto, within one (1) business day following Seller’s receipt thereof;

(v) the deposit with Escrow Agent of an executed affidavit of Seller required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy and such other documentation as may be reasonably necessary to issue the Owner’s Policy, including, without limitation, final and unconditional releases and waivers of lien from all contractors and subcontractors for the development of the Premises;

(vi) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(vii) delivery to Buyer of the original, fully-executed Guaranty, Lease, all exhibits, amendments and other modifications thereto, if available;

(viii) delivery to Buyer of originals of the Warranties, Contracts, and Permits, if any, in the possession of Seller or Seller’s agents, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to the Premises;

(ix) delivery to Buyer of the Bulk Sales Certificate or written confirmation that Seller will comply with the obligations set forth in Section 38 hereof;

(x) delivery to Buyer an executed copy of the Holdback Agreement (as hereinafter defined);

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(xi) delivery to Buyer of an executed copy of a Consent Order and Agreement, by and among PADEP, Seller and Buyer, dated as of the Closing Date (the “Tri-Party Agreement”), in a form reasonably acceptable to Buyer and Seller, which Tri-Party Agreement shall attach the PADEP Remedial Investigation Report/Clean-Up Plan approved pursuant to PADEP’s Land Recycling and Environmental Remediation Standards Act (Act 2) (the “PADEP Clean-Up Plan”);

(xii) delivery to Buyer of an executed copy of a post-closing escrow agreement, in a form reasonably acceptable to Buyer and Seller, pursuant to which Seller shall deposit an amount to be reasonably agreed upon by the parties prior to the expiration of the Study Period with Escrow Agent at COE to secure Seller’s obligations under the Tri-Party Agreement, which escrowed amount shall be no less than $100,000 (the “Environmental Escrow Agreement”);

(xiii) delivery to Buyer of an executed copy of a post-closing access agreement for the Premises in a form reasonably acceptable to Buyer and Seller in connection with Seller’s post-closing obligations under the Tri-Party Agreement (the “Environmental Access Agreement”);

(xiv) performance by Seller as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement;

(xv) the Commencement Date (as defined in the Lease) having occurred;

(xvi) the Lease shall be in full force and effect and there shall be no default, nor shall there be any facts, circumstances or conditions that would give rise to a default with the passage of time and/or giving of notice, under the Lease; and

(xvii) the representations and warranties of Seller in this Agreement (and the substantive facts contained in any representations and warranties that are limited to Seller’s knowledge) shall be true and correct on and as of COE, in the same manner and with the same effect as though such representations and warranties had been made on and as of COE.

(b) If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) terminate this Agreement, in which event the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions. In the event this Agreement is canceled, the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

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13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) there are no occupancy agreements or unrecorded leases (other than the Lease and any leases for which Tenant has agreed to fulfill the obligations of landlord thereunder), and as described in Exhibit F, which may affect title to the Premises; any existing financing secured by Seller’s interest in the Premises shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay COE;

(ii) to Seller’s knowledge, the Premises are not in violation of any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Premises, and the Premises is in compliance with all applicable laws and regulations, including, without limitation, all applicable zoning laws. Seller has obtained and currently holds all Permits required for the continued operation and maintenance of the Premises in its current use and in accordance with all applicable laws and regulations. Seller has provided Buyer with true, correct and complete copies of all Permits, and all such Permits are valid and in full force and effect;

(iii) there is no pending or, to Seller’s knowledge, contemplated or threatened, condemnation or taking proceeding with respect to the Premises, or any portion thereof, by any governmental authorities;

(iv) except for the Tax Contest, there is no pending, and to Seller’s knowledge, contemplated or threatened, litigation, action, suit, proceeding or claim with respect to or in any manner affecting the Premises or the Tenant, nor does Seller have knowledge of any circumstances which should or could reasonably form the basis for any such litigation, action, suit, proceeding or claim;

(v) except as set forth on Exhibit H attached hereto, which contains a true and complete list of all Contracts in effect with respect to the Premises, neither Seller nor Seller’s property manager (with respect to the Premises) is party to any contract or agreement currently in effect which is not (i) disclosed in this Agreement or (ii) a Permitted Encumbrance. Seller has provided Buyer with a true, correct and complete copy of each Contract. Neither Seller nor Seller’s property manager has received any notice of a default under any reciprocal easement agreement or declaration of covenants related to the Premises and, to Seller’s knowledge, there is no default under any such reciprocal easement agreement or declaration of covenants. Seller has not entered into and there is not existing any other agreement, contract, option or commitment, written or oral, under which Seller is or could become obligated to sell, convey, assign, transfer or otherwise dispose the Premises, or any portion thereof;

(vi) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Premises, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no zoning or other land-use regulation proceedings which would affect the current use and operation of the Premises;

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(vii) Seller is a validly existing limited liability company duly organized and in good standing under the laws of the Commonwealth of Pennsylvania and the transactions contemplated hereby will not in any way violate any other agreements to which Seller is subject;

(viii) Seller has full legal power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(ix) Seller has delivered to Buyer a true, correct and complete copy of the Lease (including all amendments thereto and all guaranties and similar agreements related thereto), which Lease is in full force and effect. Other than the billboard lease described in that certain Memorandum of Purchase and Sale of Lease and Successor Lease, dated as of January 25, 2005 and recorded on February 25, 2005 as instrument number 2005026606, the Lease is the only lease, license, tenancy, possession agreement or occupancy agreement affecting the Premises (including all amendments thereto and all guaranties and similar agreements related thereto) and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (including any amendments thereto or guaranties or similar agreements related thereto). Seller, as lessor under the Lease, (i) is not in default under the Lease, nor are there any facts, circumstances or conditions that would give rise to a default with the passage of time and/or giving of notice under the Lease, (ii) has not received any written notice of any claimed default of any of its obligations under the Lease which has not been cured and (iii) has not received any security deposit or letter of credit from Tenant pursuant to the Lease. Tenant (x) is not in default under the Lease, nor are there any facts, circumstances or conditions that would give rise to a default with the passage of time and/or giving of notice under the Lease, (y) is not in arrears in the payment of base rent for any period in excess of thirty (30) days and (z) has not paid any rent more than thirty (30) days in advance. There are no outstanding credits due and payable by Seller to Tenant under the Lease, all tenant improvement work to be performed by Seller under the Lease has been completed in accordance with the terms and provisions of the Lease and there are no leasing commissions, landlord work costs or tenant improvement costs due and payable with respect to the Lease or any renewals or extensions thereof, which shall not be paid in full by Seller prior to COE;

(x) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xi) the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, instrument, law, judgment or court order under which Seller is a party or may be bound;

(xii) the list of environmental reports set forth on Exhibit I is a true, correct and complete list of all environmental reports relating to the Premises in Seller’s possession and control (collectively, the “Environmental Reports”) and Seller has delivered to Buyer a true, correct and complete copy of each Environmental Report. Except as set forth in the Environmental Reports: (i) no Hazardous Substances presently exist or have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Real Property in violation of Environmental Laws; (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Real Property; (iii) no PCBs are located on or in the Real Property, whether in electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or otherwise; (iv) no underground storage tanks are

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located on the Real Property or, to Seller’s knowledge, were located on the Real Property and were subsequently removed or filled; and (v) no investigation, administrative order, consent order or agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Premises. Seller has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and Seller has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other person or party concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release, or other handling of any hazardous substance within, on, from, related to, or affecting the Real Property. For purposes hereof, “Environmental Laws” shall mean all statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct on or concerning Hazardous Substances (as defined below), public health and safety or the environment now or existing or hereafter enacted or effective; and “Hazardous Materials” shall mean all hazardous waste, hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), per- and polyfluoroalkyl substances, asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all Environmental Laws including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., or (vii) any so-called “superfund” or “superlien” law;

(xiv) other than that certain a tax proceeding pending for an increase of the assessed real estate tax valuation of the Real Property for 2021 (Case No. 2021-06759) (the “Tax Contest”), there is no tax proceeding pending for the reduction or increase of the assessed real estate tax valuation of the Premises or any portion thereof;

(xv) Seller has no, and has never had any, employees;

(xvi) Seller is not an “employee benefit plan”, as defined in Section 3(3) of Employee Retirement Income Security Act (“ERISA”), or a “plan”, as defined in Section 4975(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and the assets of Seller are not deemed to be “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. In addition, Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and no transaction by or with Seller is subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to governmental plans;

(xvii)

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(a) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) None of Seller nor any beneficial owner of Seller:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c) Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of the beneficial owners of Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Buyer in writing, and in such event, Buyer shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller;

(xviii) Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally; and the transaction contemplated hereby shall not render Seller insolvent; and

(xix) Seller has provided to Buyer all material documents and written information about the Premises in Seller’s or Seller’s property manager’s possession or control, including, without limitation, with respect to the environmental condition of the Premises.

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell, transfer, encumber or change the status of title with respect to the Premises, or any portion thereof, without Buyer’s prior written consent. From and after the date hereof, Seller shall not solicit or accept any offers or engage in any discussions with any third parties with respect to the sale, financing, refinancing or recapitalization of the Premises;

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(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Premises, or any portion thereof, or its potential use, including, without limitation, terminating or amending any Permit;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Premises up to COE shall be paid in full by Seller;

(iv) Seller will not make any alterations or additions to the Premises;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Premises, or terminate, amend, modify, extend or waive any rights under the Lease or Guaranty without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi) Seller will provide copies to Buyer of any and all notices received from Tenant within one (1) business day of receipt thereof;

(vii) Seller shall take no action under Act 2 or any other remedial action plan without first obtaining Buyer’s consent, except for any on-going work set forth in the executed Tri-Party Agreement and, without duplication, the second sampling contemplated under the Draft Clean-Up Plan;

(viii) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall:

(1) continue to operate the Premises as heretofore operated by Seller and consult with Buyer with respect to, and Buyer shall have input on, all operational, management and leasing decisions affecting the Premises;

(2) request Tenant to maintain the Premises in its current condition;

(3) request Tenant to comply with all governmental requirements applicable to the Premises;

(4) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of the Premises without Buyer’s prior written consent;

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(5) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Premises or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(6) not enter into any other agreement affecting the Premises which would be binding on the Buyer after COE.

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Premises (including Hazardous Materials released on the Premises prior to COE and continuing in existence on the Premises at COE); and

(viii) should Seller become aware of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

(c) The representations and warranties of Seller contained in this Agreement shall be in full force and effect on the Effective Date and at COE and such representations and warranties shall be reaffirmed and restated by Seller as of COE. If, at any time prior to COE, Seller learns of, or has a reason to believe that, any of its representations and warranties contained in this Agreement are not, or may cease to be, true and correct, then Seller shall immediately notify Buyer of the same in writing (which notice shall include copies of any reasonably supporting instrument, correspondence or document upon which Seller’s notice is based), in which case Buyer may (i) terminate this Agreement, in which event the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement or (ii) waive any objection to such modification to the applicable representation and warranty.

(d) Each of Seller’s representations and warranties contained in this Agreement shall survive COE, the delivery of the Transfer Documents and the payment of the Purchase Price, provided that, other than Seller’s representation and warranty contained in Section 16 hereof, (i) such representations and warranties (but not such provisions) shall cease and terminate six (6) months after COE, except to the extent that Buyer or Seller, as the case may be, shall have notified the other in writing, on or before the expiration of such six (6) month period, of a breach thereof as of the Closing Date; (ii) the maximum total liability for which Seller shall be responsible following COE with respect to all representations and warranties shall not exceed $200,000; and (iii) no claim for breach of representation or warranty may be made following COE unless the claims, individually or in the aggregate, shall be in excess of $25,000 after taking into account all prior claims, in which case, Seller shall be responsible for the full amount of such claim. In consideration of Seller’s obligations in this Section 13(d), at COE, Seller and Buyer shall enter into a Post-Closing Escrow Agreement with Escrow Agent (the “Holdback Agreement”) in a form reasonably acceptable to Buyer and Seller pursuant to which Seller shall deposit $200,000 with Escrow Agent at COE to secure Seller’s obligations under this Section 13(d), as more specifically set forth in the Holdback Agreement.

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(e) AS-IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS DELIVERED BY SELLER PURSUANT TO THE TERMS HEREOF, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME, MADE ANY WARRANTIES OR REPRESENTATIONS OR ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PREMISES WITH GOVERNMENTAL APPROVALS, THE ACCURACY OR COMPLETENESS OF THE PREMISES DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER (EXCEPT THAT SELLER REPRESENTS AND WARRANTS THAT IT HAS PROVIDED BUYER WITH COMPLETE AND ACCURATE COPIES OF THE LEASE AND ALL AMENDMENTS, ASSIGNMENTS, AND ANY GUARANTIES AND OPERATING STATEMENTS OF SELLER WHICH ARE TRUE, CORRECT AND COMPLETE IN ALL MATERIAL RESPECTS), OR ANY OTHER MATTER OR THING REGARDING THE PREMISES. BUYER ACKNOWLEDGES AND AGREES THAT UPON COE, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PREMISES AS IS, WHERE IS, WITH ALL FAULTS AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PREMISES OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PREMISES, OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE DEED AND OTHER CLOSING DOCUMENTS DELIVERED BY SELLER PURSUANT TO THE TERMS HEREOF. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO COE, SUCH NON-INVASIVE INVESTIGATIONS OF THE PREMISES, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PREMISES, AND WILL RELY SOLELY UPON ITS OWN INVESTIGATION AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN ANY REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE DEED AND OTHER CLOSING DOCUMENTS DELIVERED BY SELLER PURSUANT TO THE TERMS HEREOF.

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14. BUYER’S REPRESENTATIONS WARRANTIES AND COVE NANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, as applicable;

(ii) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than three (3) business days immediately prior to COE a rent roll certified by Seller to be true, correct and complete as of the date thereof and as of COE, which rent roll shall include, without limitation, the current month rents, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties represent and warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement, other than JLL (the “Broker”) who shall be paid a commission by Seller at COE for which Buyer shall have no obligation to pay; and

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, including the Broker, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive any termination of this Agreement or COE.

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17. CLOSE OF ESCROW. COE shall occur ten (10) days after Buyer’s receipt of a fully-executed copy of the Tri-Party Agreement (as such date may be extended pursuant to the terms and provisions hereof, the “Closing Date”); provided, that in the event that COE does not occur on or prior to September 30, 2022, then Buyer may terminate this Agreement, in which event the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. On the Closing Date, Buyer shall deposit the amount due from Buyer under this Agreement with Escrow Agent no later than 5:00 p.m. EST and Seller shall deliver possession of the Premises to Buyer and the Transfer Documents in accordance with Section 11 hereof.

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to one or more affiliates of Buyer without seeking or obtaining Seller’s consent, provided, that, Buyer shall be responsible for one hundred percent (100%) of any transfer taxes incurred as a result of any such assignment. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit.

19. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Premises which may occur prior to COE. In the event of any loss, damage or taking with respect to the Premises prior to COE, which allows the Tenant to terminate the Lease or abate rent in whole or in part for more than ninety (90) days, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, terminate this Agreement, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and, except as otherwise provide in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the absence of such written notice to terminate, this Agreement shall continue in full force and effect with respect to all Premises. In the event of any loss, damage or taking which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, (a) credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds received by Seller, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and (b) credit Buyer the amount of any rent abatement that the Tenant may be entitled to from and after COE.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 (other than Sections 12(ii), (iv) and (xi) to the extent the failure of any such condition is not caused by any act or omission of Seller), and such breach or failure is not cured within ten (10) days after written notice from Buyer, Buyer may, at Buyer’s sole option, either (i) by written notice to Seller and Escrow Agent, cancel this Agreement, whereupon the Earnest Money Deposit, plus all interest earned or accrued thereon, shall be paid immediately by Escrow Agent to Buyer and Seller shall reimburse Buyer for all of Buyer’s out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated hereby in an aggregate amount not to exceed $200,000.00, and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary.

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(b) Buyer’s Breach. If the purchase and sale of the Premises is not consummated due to the failure of Buyer to close the transactions contemplated hereunder on the Closing Date in violation of its obligations set forth in this Agreement, then Seller shall promptly deliver to Buyer written notice, which such notice shall state with particularity the alleged failure by Buyer and the action required by Buyer to cure such failure, and Buyer shall have ten (10) days after receipt of the written notice to cure such failure (and COE shall be delayed, if necessary, until the end of such ten (10) day period). Seller, as its sole remedy, shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking, except in the event of a compromise or settlement.

22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto or by e-mail, or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	c/o Goodman Properties, LLC
636 Old York Road, 2nd Floor
Jenkintown, PA 19046
Attn: Adam Goodman
Tel.: (215) 885-8383
Email: adam@goodmanproperties.org

With a copy to:	Jeffrey R. Hoffmann, Esquire
Law Offices of Jeffrey R. Hoffmann, LLC
636 Old York Road, 2nd Floor
Jenkintown, PA 19046
Tel: (215) 690-5637
Email: jhoffmann@jhoffmannlaw.com

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if to Buyer:	J.P. Morgan Investment Management, Inc.
277 Park Avenue, 9th Floor
New York, NY 10172
Tel.: 212-648-0543
Email: ryan.f.kavanaugh@jpmorgan.com
Attn: Ryan Kavanaugh

With a copy to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Tel: (212) 909-6040
Email: emrishty@debevoise.com
Attn: Edward M. Rishty

if to Escrow Agent:	Fidelity National Title Insurance Company
485 Lexington Avenue, 18th Floor
New York, NY 10017
Tel.: (212) 471-3713
Email: Terence.mullin@fnf.com
Attn: Terence Mullin

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, if notice is given by personal delivery, or e-mail, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, telecopy or e-mail; on the first (1st) business day following deposit with any nationally recognized express or overnight delivery service; and on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23. CLOSING COSTS.

(a) Closing Costs. At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) all costs and expenses of obtaining the estoppel certificate required under this Agreement, (iii) one-half (1/2) of any realty transfer taxes, excluding any such transfer tax incurred because of an assignment by Buyer, (iv) the costs of any endorsements requested by Seller and approved by Buyer in order to cure any Mandatory Cure Items and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) the cost of the Owner’s Policy and any endorsements requested by Buyer (other than any endorsements requested by Seller and approved by Buyer in order to cure any Mandatory Cure Items); (ii) one-half (1/2) of any realty transfer taxes and one hundred percent (100%) of any transfer taxes incurred as a result of an assignment by Buyer; and (iii) all other costs to be paid by Buyer as expressly set forth in this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without

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limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent and other amounts payable by Tenant under the Lease which are prepaid by Tenant for the period beginning with and including the date on which COE occurs through and including the last day of the month in which COE occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”), or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Buyer and Seller agrees to deposit with Escrow Agent sufficient cash to pay all of their respective closing costs at or prior to COE. Except as provided in this Section 23(a) or elsewhere in this Agreement, Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Adjustments. Notwithstanding anything to the contrary contained herein, all items of income and expense shall be adjusted as of 11:59 p.m. of the day immediately preceding COE, including:

i. Taxes. Real estate and personal property taxes with respect to the Premises. Assessments, if any, for improvements completed prior to the Closing Date, whether assessment therefor has been levied or not, shall be paid by Seller on the Closing Date. Buyer shall credit Seller for any taxes paid by Seller for periods applicable after the Closing Date at COE. If the Closing Date shall occur before the tax rate or assessment is fixed for the tax year in which the Closing Date occurs, the apportionment of taxes shall be upon the basis of the tax rate or assessment for the next preceding year applied to the latest assessed valuation and Seller and Buyer shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the Closing Date occurs.

ii. Operating Expenses. Operating Expenses (as such term is defined in the Lease) shall be adjusted and reconciled and Seller shall provide Buyer with an Operating Expense reconciliation at least five (5) days prior to COE and Buyer and Seller shall agree upon the credits or debits to the Parties on the Settlement Statement based upon such reconciliation. If there are meters on the Real Property measuring the consumption of water, gas or electric current, Seller shall, not more than two (2) Business Days prior to the Closing Date, cause such meters (for utilities for which Seller, and not tenants, is responsible) to be read and shall pay promptly all utility bills for which Seller is liable upon receipt of statements therefor. Buyer shall be liable for and shall pay all utility bills for services rendered after such meter readings. On the Closing Date, Buyer shall post such security deposits as are required by the utility companies in order to continue service to the Real Property in replacement of the security deposits previously deposited by Seller with such utility companies.

iii. Rents. All rents (including base rent and all other rental amounts under the Lease),

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(c) True-Up. Any prorations or adjustments of revenue or expenses which cannot be ascertained with certainty as of COE (including, without limitation, real property and personal property taxes) shall be prorated on the basis of the parties’ reasonable estimate of such amounts and shall be re-prorated once the final amounts are determined. Until the date that is eight (8) months from the Closing Date, Seller and Buyer agree to cooperate in good faith to determine if and to what extent any prorations proved to be incorrect. If any of the prorations or adjustments made pursuant to this Section 23 shall prove incorrect for any reason, the party in whose favor the error was made will promptly pay to the other party the amount necessary to correct such error. Seller and Buyer shall each be deemed to have waived any right to seek such readjustment of the prorations if it has not sent written notice to the other party prior to the date that is eight (8) months after COE of a dispute that has not been resolved.

(d) Tax Contest. Prior to COE, Seller shall not file any appeal or petition contesting any real estate taxes for the Premises (other than with respect to the Tax Contest, provided that Seller shall reasonably consult with Buyer prior to taking any action with respect thereto). After Closing and subject to the rights of Tenant under the Lease, Buyer shall have the exclusive right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes for the Premises, including, without limitation, with respect to the Tax Contest. After Closing, Seller shall reasonably cooperate with Buyer and Tenant (if requested by Buyer), in all respects with respect to the Tax Contest. All real property tax refunds and credits received after Closing with respect to the Premises shall be apportioned between Buyer and Seller in accordance with Section 23 hereof after payment by Buyer of its actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit.

(e) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

(f) Survival. The provisions of this Section 23 shall survive the Closing.

24. ESCROW PROVISIONS, CANCELLATION CHARGES.

(a) If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s material default or Buyer terminating this Agreement in accordance with terms of this Agreement, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

(b) Escrow Agent shall not be liable or responsible for, and shall have no liability in the event of, any failure, insolvency, refusal or inability of any depositary to pay the Deposit at Escrow Agent’s direction, or for levies by taxing authorities based upon the taxpayer identification number used to establish the interest-bearing account contemplated hereunder. Escrow Agent shall not be responsible for any interest except for such interest as is actually received (which interest received shall be added to and considered part of the Deposit), nor shall Escrow Agent be responsible for the loss of any interest arising from the closing of any account or the sale of any certificate of deposit or other instrument prior to maturity.

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(c) The duties and obligations of Escrow Agent hereunder shall be entirely administrative and ministerial and not discretionary. Escrow Agent shall be under no responsibility in respect of the Earnest Money Deposit other than to faithfully follow the instructions herein contained. Escrow Agent may conclusively rely upon any instructions or documents delivered to it by Buyer and Seller and purportedly executed by a duly authorized officer, partner or member of each party and shall be under no duty of independent inquiry with respect to any facts or circumstances recited therein. In the event that any notice or instruction required to be delivered to Escrow Agent hereunder is not so delivered, Escrow Agent may hold the Earnest Money Deposit, if any, pending delivery to Escrow Agent of such instruction or notice and may exercise all of Escrow Agent’s rights and remedies hereunder or otherwise provided by law. The parties hereto jointly and severally agree to reimburse and indemnify Escrow Agent for, and hold Escrow Agent harmless against, any loss, liability, cost or expense, including but not limited to, reasonable attorney’s fees, which may be asserted against Escrow Agent or to which Escrow Agent may be exposed or which may be incurred by reason of the acceptance of, or the performance of duties and obligations under this Agreement, except any arising from Escrow Agent’s negligence or willful misconduct.

(d) In the event of any dispute or disagreement in connection with the performance by Escrow Agent of its duties under this Agreement, including, but not limited to, the respective rights of the parties to the Earnest Money Deposit, Escrow Agent may consult with counsel selected and employed by Escrow Agent, and Escrow Agent shall suffer no liability for any action taken or suffered in good faith in accordance with the opinion of such counsel, if any; provided, however, that the Earnest Money Deposit shall be disbursed in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement, if any dispute or difference arises among the parties or if any conflicting demand shall be made upon Escrow Agent, Escrow Agent shall not be required to determine the same or take any action thereon; rather, Escrow Agent may place the Earnest Money Deposit with the court and, upon giving notice thereof to the parties hereto, Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the Earnest Money Deposit except arising from gross negligence or willful and wanton misconduct of Escrow Agent.

(e) Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent in good faith without gross negligence or willful misconduct to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. RELEASES. Except as expressly provided in this Agreement, Seller and anyone claiming through Seller hereby releases Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the Lease arising from events occurring after COE. This release shall not impact any rights of Buyer as they may relate to the Tenant and any claims.

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27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW/JURISDICTION/VENUE. This Agreement shall be governed by and construed or enforced in accordance with the laws of the Commonwealth of Pennsylvania.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be deemed validly executed and delivered by a party if a party executes this Agreement by manual signature or by affixing its signature hereto by means of an electronic signature tool, application, or software (e.g. DocuSign).

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

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35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. SECTION 1031 EXCHANGE. Buyer and Seller acknowledge that the other party may effect a like-kind exchange under Section 1031 of the Code. Accordingly, Buyer and Seller agree that they will cooperate with the other party to effect a tax-free exchange in accordance with the provisions of Section 1031 of the Code and the regulations promulgated with respect thereto. The requesting party shall be solely responsible for any additional fees, costs or expenses incurred in connection with the like-kind exchange contemplated by this paragraph, and the other party shall not be required to incur any debt, obligation or expense in accommodating the non-requesting party hereunder. In no event shall the requesting party’s ability or inability to effect a like-kind exchange, as contemplated hereby, in any way delay COE or relieve the requesting party from its obligations and liabilities under this Agreement. The requesting party hereby agrees to indemnify and hold harmless the non-requesting party from any liability, losses or damages incurred by the non-requesting party in connection with or arising out of the Section 1031 like-kind exchange, including but not limited to any tax liability.

38. BULK SALES. As a condition to Closing, Seller shall provide Buyer with a Bulk Sales Clearance Certificate (the “Bulk Sales Certificate”) required pursuant to 43 P.S. § 788.3, 69 P.S. § 529 and 72 P.S. § 1403, 72 P.S. § 7240 and 72 P.S. § 7321.1 (the “Bulk Sales Statutes”). If Seller reasonably determines that it is unable to provide the Bulk Sales Clearance Certificate prior to COE, Seller may elect to (i) represent and warrant that all taxes due and payable by Seller to the Commonwealth of Pennsylvania have been or will be satisfied by Seller in the ordinary course of business, and (ii) indemnify, defend and hold harmless Buyer from and against any and all liability, and related expenses (including reasonable attorney’s fees and costs), arising under Bulk Sales Statutes by reason of the failure of Seller to pay any taxes or other sums payable to the Commonwealth of Pennsylvania or any agency thereof, or by reason of Seller’s failure to obtain and deliver to Buyer the Bulk Sales Clearance Certificate required to be obtained under such statutes. Seller represents and warrants to Buyer that the transactions contemplated hereby will not result in any liability under any of the Bulk Sales Statutes. This provisions of this Section 38 shall survive COE.

39. CONFIDENTIALITY. Seller and Buyer shall, prior to COE, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Buyer, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than the principals of the Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement, including any consultants, advisors or other third parties assisting Buyer with the transactions contemplated by this Agreement. Neither Seller nor Buyer shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other party hereto. At no time shall Seller, without Buyer’s express written consent, disclose the identity of Buyer, J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A. This Section 39 shall survive the Closing or termination of the Agreement.

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40. BOOKS AND RECORDS; FINANCIAL INFORMATION. Buyer has advised Seller that Buyer (or any direct or indirect owner of Buyer or affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission rules), audited financial statements, pro forma financial statements and other financial information related to the Premises (the “Financial Information”). If requested by Buyer or any of its affiliates following the Closing, Seller agrees to (1) use its commercially reasonable efforts, at no material cost or expense to Seller, to cooperate with Buyer and its affiliates in preparing the Financial Information, including, if requested by Buyer or any of its affiliates, using commercially reasonable efforts to (i) make available to Buyer information regarding the Premises that is in the possession of Seller or of any manager of the Premises and that is reasonably necessary for Buyer and its representatives and agents to prepare the Financial Information and (ii) make employees of Seller or of any manager of the Premises who have knowledge of the Premises, and any accountant of Seller, available for interview by Buyer or its affiliates, and (2) deliver a customary representation letter in such form as is reasonably required by Buyer’s third-party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants to make such certificate accurate, signed by the individual(s) responsible for Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Public Company Accounting Oversight Board. In addition, at the request of Buyer or any of its affiliates, to the extent that Seller’s financial statements for the Premises have been previously audited, Seller also agrees to (1) provide a copy of such financial statements to Buyer and (2) use commercially reasonable efforts to cause the auditor of Seller’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, and to provide to Buyer and/or their affiliates or the underwriters or purchaser in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. The provisions of this Section 40 shall survive COE.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	GOOD BRISTOL ASSOCIATES LLC

	By:	/s/ Bruce A. Goodman
Bruce A. Goodman, Manager

BUYER:	BRISTOL TRAILER REALTY COMPANY LLC

	By:	/s/ Bryan Kavanaugh
Bryan Kavanaugh, Authorized Signatory

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned this 22nd day of June, 2022. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Sheila Ortiz
Name: Sheila Ortiz
Title: National Underwriter

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

(see attached)

Exhibit A -1

EXHIBIT “A” Legal Description For APN/Parcel ID(s): 05-073-118 and 05-073-118-001 Premises A”: ALL THAT CERTAIN tract of land, and buildings and improvements thereon erected, SITUATE in the Township of Bristol, County of Bucks, Commonwealth of Pennsylvania, bounded and described according to a Survey and Plan thereof made by Yerkes Associates, Inc., Registered Surveyors, dated May 18, 1978 and last revised June 28, 1978 and recorded in Bucks County in Plan Book No. 173, Page 47 & c., as follows, to wit: BEGINNING at a point on the Southeasterly side of Bristol Pike (LR 150 U.S. Rte. 13) (180 feet wide), which point is measured North 43 degrees 24 minutes East 247.67 feet from the point of intersection of the Southeasterly side of Bristol Pike and the Easterly side of the Pennsylvania Canal; thence extending along the Southeasterly side of Bristol Pike, North 43 degrees, 24 minutes East 356.81 feet to a point; thence extending along lands of Boise-Cascade, South 52 degrees 57 minutes, 30 seconds East 851.98 feet to a point; thence extending along lands of Amtrack, South 37 degrees, 02 minutes, 30 seconds West 385.00 feet to a point; thence extending along Lot #2 as shown on said Plan the five following courses and distances: (1) North 52 degrees, 57 minutes, 30 seconds West 245.00 feet to a point; (2) North 37 degrees, 02 minutes 30 seconds East 95.00 feet to a point; (3) North 52 degrees, 57 minutes, 30 seconds West 214.00 feet to a point; (4) South 37 degrees, 02 minutes, 30 seconds West 64.62 feet to a point; (5) North 52 degrees, 57 minutes, 30 seconds West 432.50 feet to the point and place of beginning. BEING Lot No. 1 on said plan. EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PREMISES: ALL THAT CERTAIN parcel or piece of ground with the improvements thereon, SITUATE in the Township of Bristol, County of Bucks and Commonwealth of Pennsylvania, bounded and described in accordance with and as shown on a certain Plan No. R-694, last revised October 15, 1980, prepared by Christian & Moran, Inc., Engineers and Surveyors, Langhorne, Pennsylvania, which Plan is recorded at Doylestown, Pennsylvania in Plan Book 203, Page 10, as follows, to wit: BEGINNING at a point on the Southeasterly legal right-of-way line of Bristol Pike (L.R. 150, Traffic Route U.S. Route 13), said legal right-of-way line being 70 feet from the original centerline of the said Bristol Pike, said point of beginning being measured the following three (3) courses from the intersection of the Northeast sideline of the Pennsylvania Turnpike (200.00 feet wide) and the This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Fidelity National Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule 8, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form. Copyright American Land Title Association. All rights reserved. The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association. Printed; 05.13.22@ 09:06 AM ALTA Commitment for Title Insurance (08/01/2016) PA-FT-FA59-03000.480082-SPS-1-22-PHI221424 Page 5

EXHIBIT “A” Legal Description Southeast sideline of the Pennsylvania Canal (94.00 feet wide); (1) along said sideline of the Pennsylvania Canal North 27 degrees, 17 minutes East, crossing a 20.00 feet wide drainage easement, the distance of 127.99 feet to a point on the original Southeast sideline of Bristol Pike aforesaid (120.00 feet wide); (2) thence along the said sideline of Bristol Pike and partly along the Northwest side of a 20.00 feet wide drainage easement, North 43 degrees, 24 minutes East, the distance of 247.67 feet to a point; and, (3) along a line dividing Lot No. 1 from Lot No. 2 as shown on a certain Plan recorded in the Office of the Recorder of Deeds, Doylestown, Pennsylvania in Plan Book 173, Page 47, South 52 degrees, 57 minutes, 30 seconds East, the distance of 10.06 feet to the point of beginning; thence from said point of beginning, along the new legal right-of-way line of Bristol Pike, North 43 degrees, 24 minutes East, the distance of 356.81 feet to a point, a corner of lands now or late of Justine Realty Company: thence along said lands, South 52 degrees, 57 minutes, 30 seconds East, the distance of 382.92 feet to a point; thence through lands now or late of Moore Street Associates, from which this parcel is being taken, and beyond through other lands of Moore Street Associates, South 37 degrees, 02 minutes, 30 seconds West, the distance of 354.62 feet to a point; thence along said lands of Moore Street Associates, North 52 degrees, 57 minutes, 30 seconds West, the distance of 422.44 feet to the first mentioned point and place of beginning. BEING Lot No. 1, as shown on the said plan. Premises “B”: ALL THAT CERTAIN tract of land and buildings and improvements thereon erected, SITUATE in the Township of Bristol, County of Bucks, Commonwealth of Pennsylvania, bounded and described according to a Survey and Plan thereof made by Yerkes Associates Inc., Registered Surveyors, dated 5/18/78 and last revised 6/28/78 and recorded in Bucks County Plan Book 173, Page 47, as follows, to wit: BEGINNING at a point marking the intersection of the Northeast side line of the Pennsylvania Turnpike (200.00 feet wide) and the Southeast side line of the Pa. Canal (94.00 feet wide); thence from said beginning point, along said side line of the Pa. Canal, North 27 degrees 17 minutes East crossing a 20.00 feet wide drainage easement 127.99 feet to a point on the Southeast side line of Bristol Pike (L.R. 150, U.S. Rte. 13) (120.00 feet wide); thence along same and partly along the Northwest side line of 20.00 feet wide drainage easement North 43 degrees 24 minutes East 247.67 feet to a point in line of other land of Warner Co., of which this is a part; thence along the same the five following courses and distances: (1) South 52 degrees 57 minutes 30 seconds East 432.50 feet to a point; (2) North 37 degrees 02 minutes 30 seconds East 64.62 feet to a point; (3) South 52 degrees 57 minutes 30 seconds East, partly crossing a 30.00 feet wide access easement, 214.00 feet to a point on the Southwest side line of said easement; (4) along said side This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Fidelity National Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form. Copyright American Land Title Association. All rights reserved. The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association. Printed: 05.13.22 @ 09:06 AM ALTA Commitment for Title Insurance (08/01/2016) PA-FT-FA59-03000.480082-SPS-1-22-PHI221424 Page 6

EXHIBIT “A” Legal Description line South 37 degrees 02 minutes 30 seconds West 95.00 feet to a point; (5) South 52 degrees 57 minutes 30 seconds East, crossing a 30.00 feet wide access easement, 245.00 feet to a point in line of land of Amtrak; thence along same the two following courses and distances: (1) South 37 degrees 02 minutes 30 seconds West 90.00 feet Northwest of and parallel to the railroad center line crossing a 60.00 feet wide rail easement, 132.79 feet to a point on the Southeast side line of said rail easement; thence along same South 82 degrees 00 minutes West 72.66 feet to a point on the Northeast side line of the Pennsylvania Turnpike, aforesaid; thence along same North 63 degrees 30 minutes 45 seconds West recrossing the rail easement and the 30.00 feet wide access easement 860.48 feet to the place of beginning. As to Premises “A” Being part of the same premises which Warner Company, a Delaware corporation by Deed dated 10/26/1979 and recorded 11/1/1979 in Bucks County in Deed Book 2360 Page 450 conveyed unto Moore Street Associates, a partnership, in fee. As to Premises “B” Being the same premises which Bucks County Industrial Development Authority, by Deed dated 1/28/1994 and recorded 3/2/1994 in Bucks County in Land Record Book 858 Page 993 conveyed unto Moore Street Associates, a partnership, in fee. As to Both Premises: Being the same premises which Moore Street Associates, a Pennsylvania general partnership by Deed dated 12/30/2020 and recorded 1/8/2021 in Bucks County in Instrument # 2021002102 conveyed unto Good Bristol Associates LLC, a Pennsylvania limited liability company, in fee. This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Fidelity National Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form. Copyright American Land Title Association. All rights reserved. The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association. Printed; 05.13.22 @ 09;06 AM ALTA Commitment for Title Insurance (08/01/2016) PA-FT-FA59-03000.480082-SPS-1-22-PHI221424 Page 7

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (the “Assignment”), dated as of _____________, 2022 (the “Effective Date”), is by and between ____________________________, a _____________ (“Assignor”), and ________________________, a __________ (“Assignee”).

WHEREAS, Assignor is presently the holder of the lessor’s interest under the lease, as amended (collectively, the “Lease”) listed on Exhibit A attached hereto and by this reference incorporated herein. The Lease affects the real property described on Exhibit B attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. As of the Effective Date, Assignor hereby assigns, conveys, transfers and sets over unto Assignee all of Assignor’s right, title and interest in, to and under the Lease, including, without limitation, all of Assignor’s right, title and interest in and to security, cleaning or other deposits and in and to any claims for rent, or any other claims arising under the Lease against any lessee thereunder, subject to the rights of the lessees under the Lease.

2. Assumption. Assignee hereby assumes and agrees to pay all sums, and perform, fulfill and comply with all covenants and obligations, which are to be paid, performed, fulfilled and complied with by the lessor under the Lease, from and after the Effective Date.

3. Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

4. Counterparts. The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date set forth above.

ASSIGNOR:	_______________________________________________________,

	By:	________________________________________________

	Its:	________________________________________________

ASSIGNEE:	_______________________________________________________,

	By:	________________________________________________

	Its:	________________________________________________

Exhibit B - 1

EXHIBIT A TO

ASSIGNMENT AND ASSUMPTION OF LEASE

Lease Description

LANDLORD:	______________________________________________________
______________________________________________________
______________________________________________________

TENANT:	______________________________________________________
______________________________________________________
______________________________________________________

DATE:	______________________________________________________

PREMISES:	______________________________________________________

TERM:	Commencing on _________________________________________
and ending on ___________________________________________.

Exhibit B - 2

EXHIBIT B TO

ASSIGNMENT AND ASSUMPTION OF LEASE

Legal Description

Exhibit B - 3

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) dated as of _____________, 2022 (the “Effective Date”), is by and between _________________________, a _____________ (“Assignor”), and ________________________, a _____________ (“Assignee”).

WHEREAS, Assignor, as Seller, and__________________________, as Buyer (“Buyer”), have entered into that certain Purchase Agreement and Escrow Instructions dated as of ______________________ ____, 2022 [as modified by amendment dated ________________,] ([collectively, ](the “Purchase Agreement”), providing for, among other things, the transfer and sale by Assignor to Buyer of Warranties, Contracts, and Permits (capitalized terms used herein and otherwise not defined shall have the meaning given in the Purchase Agreement); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Warranties, Contracts, and Permits relating to the Premises being conveyed by Assignor to Assignee, including, without limitation, as more particularly listed in Exhibit A attached hereto (collectively, the “Assigned Instruments” and individually an “Assigned Instrument”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor does hereby convey and assign to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Assigned Instruments (and Assignor covenants to cooperate with Assignee to secure performance by any warrantor for any work under such Assigned Instruments).

2. Binding Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

3. Interpretation. If there is any conflict as to the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania applicable to contracts made and performed entirely therein.

5. Headings. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

Exhibit C - 1

6. Counterparts. The parties agree that this Agreement may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date set forth above.

ASSIGNOR:	_______________________________

By: ___________________________

Its: ___________________________

ASSIGNEE:	_______________________________

By: ___________________________

Its: ___________________________

[INSERT CONTRACTOR ACKNWOLEDGEMENT TO ASSIGNMENT OF WARRANTIES]

Exhibit C - 2

EXHIBIT A

LIST OF WARRANTIES, CONTRACTS AND PERMITS

Exhibit C - 3

EXHIBIT D

DEED

Prepared by: Record and return to: Tax Parcel No.

THIS INDENTURE, made the _______ day of _____________________, 20___, [NOTE: THE DATE OF THE DEED MUST BE THE SAME AS THE DATE OF THE NOTARY ACKNOWLEDGMENT (earliest if more than one) IF A LATER DATE IS DESIRED, ADD AN “EFFECTIVE AS OF” DATE.]

BETWEEN

(hereinafter called the Grantor), of the one part, and

(hereinafter called the Grantee), of the other part,

WITNESSETH, that the said Grantor for and in consideration of the sum of _______________________________ Dollars and 00/100 ($________.00) [NOTE: IF THE ACTUAL CONSIDERATION IS NOT STATED IN THE DEED, THEN A PA TRANSFER TAX STATEMENT OF VALUE MUST BE PRESENTED ALONG WITH THE DEED FOR RECORDING.] lawful money of the United States of America, unto it well and truly paid by the said Grantee at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted and conveyed, bargained and sold, released and confirmed, and by these presents does grant and convey, bargain and sell, release and confirm unto the said Grantee, its successors and assigns.

Exhibit D - 1

ALL THAT CERTAIN real property which is more particularly described on Exhibit A attached hereto and made a part hereof.

TOGETHER WITH all and singular the buildings and improvements, ways, streets, alleys, passages, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in anywise appertaining, and the reversions and remainders, rents, issues, and profits thereof; and all the estate, right, title, interest, property, claim and demand whatsoever of it, the said Grantor, as well at law as in equity, of, in and to the same.

TO HAVE AND TO HOLD the said lot or piece of ground above described, with the buildings and improvements thereon erected, hereditaments and premises hereby granted, or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, to and for the only proper use and behoof of the said Grantee, its successors and assigns, forever.

AND the said Grantor, for itself and its successors and assigns, does covenant, promise and agree, to and with the said Grantee, its successors and assigns, by these presents, that it, the said Grantor, and its successors and assigns, all and singular the hereditaments and premises hereby granted or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, against it, the said Grantor and its successors and assigns, and against all and every person and persons whosoever lawfully claiming or to claim the same or any part thereof, by, from or under, it, them or any of them, shall and will WARRANT and forever DEFEND.

Exhibit D - 2

IN WITNESS WHEREOF, the party of the first part has caused these presents to be executed by its duly authorized officer. This Indenture dated the day and year first above written.

GRANTOR [Insert Name of Grantor entity] By: Name: Title:

Commonwealth of Pennsylvania

County of _______________

On this, the _____day of ___________________, 20___, before me, a Notary Public for the Commonwealth of Pennsylvania, the undersigned officer, personally appeared [Insert name of officer] who acknowledged himself/herself to be the     [Insert title of officer] of [Insert name of grantor entity]    , a [Insert state of domicile and type of entity] , and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the [Insert type of entity]     by himself/herself as such officer.

In Witness Whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires: _________________________

[Notarial Seal]

The precise residence and the complete post office

address of the above-named Grantee is:

On behalf of the Grantee

Exhibit D - 3

EXHIBIT A

Legal Description

Exhibit D - 4

EXHIBIT E

SELLER’S DILIGENCE MATERIALS

1.	Final Land Development Plans recorded 3/15/2022

2.	HOP Plans

3.	As Built Plan dated 5/19/2022 revised 5/25/2022

4.	ALTA Survey

5.	Roadway Drainage Report dated 6/2021

6.	AIA Agreement with Scott Building Corp., final lien waivers and 1 year warranty

7.	AIA Agreement with Malco Electric, final lien waivers and 1 year warranty

8.	Galbally AIA Document G702 and conditional lien waiver for final payment with 1 year warranty

9.	AIA Agreement with EC Fence & Iron Works, affidavit of release of liens and 1 year warranty

10.	Lease Agreement and Parent Guaranty

11.	Alliance 6200 Bristol LLC Phase I Environmental Site Assessment dated 7/28/2020

12.	Alliance 6240 Bristol LLC Phase II Investigation dated 7/21/2020

13.	ATC Summary of Phase II ESA Activities dated 4/2/2021

14.	Whitestone Stormwater Management Area Evaluation & Limited Geotechnical Investigation dated 10/21/2020

15.	DEP Underground Storage Tank System Closure Report Form prepared 9/25/2021

16.	Atlas Remedial Investigation Report and Clean up Plan dated March 2022

17.	2021 & 2022 Real Estate Tax Bills

18.	Landlord’s Insurance Certificates

19.	Owner’s Policy

20.	Reciprocal Easement Agreements for Billboards

21.	Bristol Township Zoning Determination Letter dated 12/3/2020

22.	Bristol Township Zoning Determination Letter dated 6/2/2022

23.	Use & Occupancy Permit

24.	Prior Estoppel Certificate for Amazon with First National Bank signed 5/26/2021

25.	CAM Budget for Year 1 with bids to support operating expense budget

26.	Rent Commencement Package for Amazon with rent commencement date of 4/29/2022

Exhibit E - 1

EXHIBIT F

PERMITTED ENCUMBRANCES

(attached)

Exhibit F - 1

OWNER’S POLICY NO. PROFORMA FIDELITY NATIONAL TITLE INSURANCE COMPANY PHI221424 SCHEDULE B EXCEPTIONS FROM COVERAGE This policy does not insure against loss or damage, and the Company will not pay costs, attorneys’ fees or expenses that arise by reason of: In the event that one or more of the Exceptions listed below references covenants, conditions and/or restrictions, please note that the Exception(s) specifically exclude any covenants or restrictions, if any, based upon race, color, religion, sex, sexual orientation, familial status, marital status, disability, handicap, national origin, ancestry, or source of income, as set forth in applicable state or federal laws, except to the extent that said covenant or restriction is permitted by applicable law. 1. Intentionally omitted. 2. Intentionally omitted. 3. Any lien, or right to a lien, for services, labor or materials heretofore or hereafter furnished, imposed by law and not shown by the public records. NOTE: Due to recent construction at the property this exception may only be removed with approval by senior underwriting counsel. 4. Easements, encroachments, overlaps, shortages of area, boundary line disputes and other matters affecting title that an accurate and complete survey would disclose. NOTE: Removed by PA endorsement 301 attached hereto. 5. Real estate taxes for the current and prior tax years which are hereafter assessed and are not yet due and payable, none now due and payable. 6. Agreement as in Deed Book 1666 page 467. 7. Deed of Easement as in Deed Book 1909 page 658. 8. Conditions disclosed by survey recorded in Plan Books 173 page 47 and 203 page 10:-building set back lines, various conditions, easements and notes. 9. Subject to Agreements as in Deed Books 1007 page 123 and 1007 page 129. 10. Subject to all rights of Pennsylvania Turnpike to maintain slopes, cuts, embankments as well as the right to appropriate abutting lands necessary for ramps, tunnels and maintenance sheds for all other purposes and facilities necessary. 11. Easements as in Deed Book 2312 page 717. 12. Rights granted to Philadelphia Electric Company in Land Record Book 901 page 1651. 13. Rights granted to Bell Atlantic in Land Record Book 1441 page 165. 14. Terms and Conditions contained in Memorandum of Lease and Option between Moore Street Associates and Omnipoint Communications Enterprises, L.P., dated 5/28/2001 and recorded 8/21/2001 in Land Record Book 2391 page 2042, said lease includes an option. This is a PROFORMA Policy. It does not reflect the present state of the Title and is not a commitment to (i) insure the Title or (ii) issue any of the attached endorsements. Any such commitment must be an express written undertaking on appropriate forms of the Company. Copyright American Land Title Association. All rights reserved. The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association. ALTA Owner’s Policy (as modified by TIRBOP) (06/17/2006) Printed: 06.20.22 @ 02:45 PM PA-FT-FA59-03000.480082-SPS-1-PH1221424 Page 8

OWNER’S POLICY NO. PROFORMA FIDELITY NATIONAL TITLE INSURANCE COMPANY PHI221424 SCHEDULE B EXCEPTIONS FROM COVERAGE (continued) 15. Terms and Conditions contained in Memorandum of Lease and Right of First Refusal between Moore Street Associates, and Telcom Acquistion Group, L.P., dated 8/18/2003 and recorded 11/3/2003 in Land Record Book 3692 page 437, said lease includes a right of first refusal. 16. The Land abuts but does not have direct access to the Pennsylvania Turnpike, a limited access highway. 17. Deed of Easement as in Land Record Book 4197 page 1866. Exhibit thereto recorded in Plan Book 322 page 51. 18. Memorandum of Purchase and Sale of Lease and Successor Lease with Media Realty Opportunity Fund LLC recorded in Land Record Book 4329 page 1792, as tenant only without any rights of first offer or refusal or purchase options. NOTE: Seller to confirm in their owner’s affidavit that the tenant has no rights of first offer or refusal or purchase options under the lease.. 19. Billboard Sign Grant of Permanent Perpetual Easement Agreement & Deed Restriction as in Land Record Book 4329 page 1849. 20. Premises A is an interior tract of ground with no road frontage and relies on Premises B for access to a public road. 21. The following matters as disclosed by ALTA/NSPS Land Title Survey prepared by Ludgate Engineering Corporation [Thomas Bryan Ludgate, PLS# 053115] and coordinated by CDS Commercial Due Diligence Services, under Job No. / CDS Project No. 22-05-0100, dated May 23, 2022 (the “Survey”): a. Fence encroaches onto adjoiners property by 15.4 feet, more or less. b. Billboard encroaches onto subject premises by 19.7 feet, more or less. 22. Standard Stormwater Facilities Maintenance and Monitoring Agreement as in Instrument# 2022010089. 23. Notes, conditions, setback lines, easements, reservations, covenants and restrictions as shown and set forth on Plan recorded in Instrument# 2022018021, but omitting any covenants or restrictions, if any, based upon race, color, religion, sex, sexual orientation, familial status, marital status, disability, handicap, national origin, ancestry, or source of income, as set forth in applicable state or federal laws, except to the extent that said covenant or restriction is permitted by applicable law. 24. Lease to Amazon.Com Services LLC. 25. Municipal water and sewer charges from and after [last paid-in-full date for water and sewer accounts to be inserted.] (if applicable). END OF SCHEDULE B This is a PROFORMA Policy. It does not reflect the present state of the Title and is not a commitment to (i) insure the Title or (ii) issue any of the attached endorsements. Any such commitment must be an express written undertaking on appropriate forms of the Company. Copyright American Land Title Association. All rights reserved. The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association. ALTA Owner’s Policy (as modified by TIRBOP) (06/17/2006) Printed: 06.20.22 @ 02:45 PM PA-FT-FA59-03000.480082-SPS-1-PH1221424 Page 9

EXHIBIT G

ESCROW INSTRUCTIONS

1. Escrow Agent is authorized to take all appropriate action necessary to comply with this Agreement.

2. All money payable shall be paid to Escrow Agent, unless otherwise specified. Disbursement of any funds may be made by check of Escrow Agent. Unless otherwise specified, all funds received by Escrow Agent shall be deposited by Escrow Agent in any State or National Bank (FDIC insured), or as otherwise directed in writing by Seller and Buyer. Escrow Agent shall be under no obligation to disburse any funds represented by check or draft and no check or draft shall be payment to Escrow Agent in compliance with any of the requirements hereof until it is advised by the bank in which it is deposited that such check or draft has been honored.

3. Buyer and Seller shall deposit with Escrow Agent all documents necessary to complete the sale as established by the terms of this Agreement.

4. When this Agreement and all title requirements have been complied with (including without limitation all conditions set forth in any closing instructions agreed to by Escrow Agent), Escrow Agent shall deliver, file or record in the appropriate public office all necessary documents, disburse all funds and instruct the title company to issue the appropriate title insurance policy(ies).

5. Escrow Agent may resign upon ten (10) days written notice to the parties; provided that Escrow Agent shall transfer the Escrow together with all documents and funds to an escrow agent acceptable to both Seller and Buyer, or if Seller and Buyer cannot agree upon an acceptable escrow agent, then Escrow Agent shall have the right to resign and interplead all funds and documents to a court of competent jurisdiction.

6. Escrow Agent may at its election, in the event of any conflicting demands or is unsure of its duties concerning the Agreement, hold any money and documents deposited hereunder until it receives mutual instructions by all parties or until a civil action shall have been concluded in a court of competent jurisdiction, determining the rights of the parties. In the alternative, Escrow Agent may at anytime, at its discretion, commence a civil action to interplead any conflicting demands to a court of competent jurisdiction.

Exhibit G - 1

EXHIBIT H

CONTRACTS

None.

Exhibit H - 1

EXHIBIT I

ENVIRONMENTAL REPORTS

1.	Alliance 6240 Bristol LLC Phase II Investigation – dated 7/21/2020

2.	Alliance 6200 Bristol LLC Phase I Environmental Site Assessment – dated 7/28/2020

3.	Whitestone Stormwater Management Area Evaluation & Limited Geotechnical Investigation – dated 10/21/2020

4.	ATC Summary of Phase II ESA Activities dated 4/2/2021

5.	DEP – Underground Storage Tank System Closure Report Form – prepared 9/25/2021

6.	Atlas Remedial Investigation Report and Clean up Plan - dated March 2022

Exhibit I - 1

EXHIBIT J

DRAFT CLEAN-UP PLAN

(attached)

Exhibit J - 1

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN FORMER WINDOW WIZARDS 6200 BRISTOL PIKE (ROUTE 13) BRISTOL TOWNSHIP, BUCKS COUNTY LEVITTOWN, PENNSYLVANIA 19057 ATLAS PROJECT NO. 5033600028 MARCH 2022 Prepared by: Atlas Technical Consultants LLC 920 Germantown Pike, Suite 200 Plymouth Meeting, PA 19462 Phone: (610) 313-3100 Prepared for: Good Bristol Associates LLC 636 Old York Road, 2nd Floor Jenkintown, PA 19046

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 TABLE OF CONTENTS 1.0 EXECUTIVE SUMMARY 1 2.0 INTRODUCTION 3 2.1 Site Description 3 2.1.1 Current Property Use 3 2.1.2 Historic Use Information 4 2.1.3 Current and Past Adjoining Property Uses 4 3.0 CONCEPTUAL SITE MODEL 6 3.1 Conceptual Site Model Narrative 8 4.0 SITE SETTING 11 4.1 Bedrock Geology 11 4.2 Hydrogeology 11 4.3 Soils 11 5.0 SITE CHARACTERIZATION 12 5.1 Site Background 12 5.2 Soil Characterization 12 5.2.1 Initial Soil Investigation 12 5.2.2 Additional Investigation Activities 13 5.2.3 UST Removal 14 5.2.4 Sandblast Material Excavation and Disposal 16 5.3 Groundwater Characterization 16 5.3.1 Monitoring Well Installation 17 5.3.3 Groundwater Contour 17 5.3.4 Groundwater Sampling Method 17 5.3.5 Groundwater Sample Analytical Results 18 5.4 Vapor Intrusion 19 6.0 FATE AND TRANSPORT OF CONTAMINANTS 20 7.0 ECOLOGICAL IMPACT ASSESSMENT 21 8.0 CLEANUP PLAN 22 8.1 Remedial Alternative 22 8.2 Treatability Studies 22 8.3 Design Plans and Specifications 22 8.4 Post Remedial Care Plan 22 8.5 Cooperation or Agreement of Third Party 22 8.6 Public Comments 22 9.0 CONCLUSIONS 23 10.0 REFERENCES 24 Project No. 5033600028 i

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 TABLE OF CONTENTS (Continued) FIGURES Figure 1 Site Vicinity Map Figure 2 Site Plan – Boehler C-906 Aerial Plan Figure 3 Underground Basin #1 – Drawing C-201 Figure 4 Underground Basin #2 – Drawing C-201 Figure 5 Arcadis Area of Concern and Sample Location Map Figure 6 Atlas Soil Boring Plan - January 2021 Figure 7 5,000-Gallon Diesel UST Soil Sampling Map Figure 8 1,000-Gallon Leaded Gasoline UST (T1) Soil Sampling Map Figure 9 1,000-Gallon Heating Oil UST (T2) Soil Sampling Map Figure 10 1,000-Gallon Heating Oil UST (T3) Soil Sampling Map Figure 11 Groundwater Elevation Contour Map – September 2020 Figure 12 Groundwater Elevation Contour Map - November 2020 Figure 13 Groundwater Elevation Contour Map – March 2021 Figure 14 Groundwater Elevation Contour Map – June 2021 TABLES Table 1 Site Sampling Summary Table 2 Soil Sample Analytical Results Table 3 5,000-Gallon Diesel UST Soil Sample Analytical Results Table 4 Unregulated USTs Soil Sample Analytical Results Table 5 Post-Excavation Soil Sample Analytical Results - 1,000 Gallon Leaded Gas UST Table 6 Post-Excavation Surface Soil Sample Analytical Results Table 7 Historical Groundwater Monitoring Data Table 8 Historical Groundwater Sample Analytical Results APPENDICES Appendix A Arcadis Phase I Environmental Site Assessment (July 2020) Appendix B Arcadis Phase II Environmental Site Assessment (July 2020) Appendix C 5,000-Gallon Regulated Diesel UST Closure Appendix D Monitoring Well Logs Appendix E Summary of Phase II ESA Activities (Atlas, April2021) Appendix F UST Closure Photographs Appendix G Unregulated UST Closure Soil Sample Analytical Results Appendix H Post Excavation Soil Sample Analytical Results - 1,000 Gallon Leaded Gas UST Appendix I Post Excavation Surface Soil Sample Analytical Results Appendix J Groundwater Sample Laboratory Analytical Results Project No. 5033600028 ii

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 Professional Geologist’s Certification By affixing my seal to this report, I am certifying that the information is true and correct. I further certify that I am licensed to practice in the State of Pennsylvania and that it is within my professional expertise to verify the correctness of the information. Philip F. Gray, Jr., P.G. Environmental Division Manager PADEP Licensed Professional Geologist PG003972 Signed and sealed the 31st day of March, 2022 Project No. 5033600028 iii

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 1.0 EXECUTIVE SUMMARY Good Bristol Associates, LLC (Good Bristol) retained Atlas Technical Consultants LLC (Atlas) to provide professional geological services for the former Window Wizards located at 6200 Bristol Pike (Route 13), in Bristol Township, Bucks County, Levittown, Pennsylvania (the Subject Property). The purpose of this Remedial Investigation Report and Cleanup Plan is to provide Good Bristol and the Pennsylvania Department of Environmental Protection (PADEP) with the results of site characterization activities in accordance with Title 25, §250 , also known as Act 2. The Subject Property was used for agricultural purposes until sometime between 1951 and 1953, when several of the buildings, which were used by Window Wizards and subsequent tenants, were constructed. All of the buildings built on the Subject Property after 1953 existed until they were recently demolished in 2021. Initially the buildings were occupied by Frankford Supply, a lumber yard, and then Window Wizards from 1978 until 2011. Most recently the buildings were occupied by the following: Equipment Services LLC, a forklift and high-lift maintenance and repair business; Granite Jewels, a custom granite countertop business; High Level Maintenance, an automobile repair business; All-Star Transportation, a tractor trailer repair business. The buildings on the Subject Property have been demolished and the Subject Property has been paved for use as a parking lot. As part of a due diligence investigation in June 2020 Arcadis identified several areas of concern on the Subject Property, which included: 1) an temporarily out-of-use diesel underground storage tank (UST); 2) suspect abandoned USTs; 3) a black sand material, which Atlas subsequently discovered was just sand blast material on the ground surface; and, 4) groundwater impacted with benzene, MTBE, 1,2,4- trimethylbenzne and tetrachloroethylene (PCE). Atlas removed the 5,000-gallon regulated UST, one (1) 1,000-gallon leaded gasoline UST that was filled with grout and two (2) 1,000-gallon heating oil USTs. No petroleum contamination was discovered around the 5,000-gallon diesel UST or the heating oil UST removed near Building 5. Petroleum impacted soil was excavated from the 1,000-gallon leaded gasoline UST excavation and the 1,000-gallon heating oil UST removed from the north side of Building 2. None of the UST post-excavation soil samples contain concentrations of volatile organic compounds in excess of the PADEP Non-Residential or Residential, Used Aquifer, Medium Specific Concentrations or Statewide Health Standards (SHS). No further investigation of the soil is required. The black sandblast material that Arcadis sampled contained concentrations of antimony, arsenic, cobalt and lead in excess of the PADEP Non-Residential SHS. The sand blast material was removed and disposed. Eight (8) systematic random samples were collected from a six (6) inch deep area covering approximately 5,000 square feet or 93 cubic yards. The post-excavation soil samples did not contain concentrations of antimony, arsenic, cobalt or lead above the PADEP Non-Residential SHS. No further investigation of this area of concern is required. Groundwater samples were collected from the monitoring well network in February 2021, May 2021, August 2021 and November 2021. Concentrations of benzene, MTBE, PCE, 1,2,4-trimethylbenzene and manganese exceed the PADEP Residential and Non-Residential SHS. Benzene, MTBE, 1,2,4- trimethylbenzene and manganese attain the Residential SHS at the downgradient property boundary (point-of-compliance). PCE is just above the Residential and Non-Residential SHS at the downgradient property boundary (point-of-compliance). Eight (8) quarters of groundwater sampling is proposed to monitor groundwater quality. Since equipment and vehicle repair activities have ceased on the Subject Property, concentrations of PCE in groundwater Project No. 5033600028 1

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 should decrease below the Residential, Used Aquifer SHS at the point-of-compliance. If after eight (8) quarters of attainment sampling, the PCE concentration in groundwater still exceeds the Residential, Used Aquifer SHS at the point-of-compliance, then An Environmental Covenant will be recorded with the deed prohibiting the use of groundwater for potable purposes. Project No. 5033600028 2

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

2.0 INTRODUCTION

Good Bristol retained Atlas to provide professional geological services at the former Window Wizards located at 6200 Bristol Pike (Route 13), in Bristol Township, Bucks County, Pennsylvania. The purpose of this Remedial Investigation Report and Cleanup Plan is to provide Good Bristol and the Department with the results of site characterization activities in accordance with Title 25, §250.

2.1 Site Description

A description of the Subject Property location and ownership information is provided below:

Owner of Record:	Good Bristol Associates, LLC
Parcel Information:	05-073-118 (3.59 ac) & 05-073-118-001 (6.143 ac)
Street Address:	6200 Bristol Pike (previously identified as 6200-6240 Bristol Pike)
Municipality:	Bristol Township
County:	Bucks County
State:	PA
Zip Code:	19057
Latitude:	40° 07' 13" North
Longitude:	74° 50' 23" West

According to the Bristol, PA, 7.5-Minute Topographic Quadrangle Map, the elevation of the Subject Property is between 30 and 35 feet above mean sea level ("amsl"). The Subject Property is relatively flat. The Delaware River is located approximately 1,900 feet east-southeast of the Subject Property. The surrounding area within 1,000 feet of the Subject Property is relatively flat. A portion of the Bristol topographic map depicting the Subject Property location is included as Figure 1.

The Subject Property is located at 6200 Bristol Pike, which is also known as PA Route 13. Interstate 95, which is also known as the PA Turnpike bridge connecting to the NJ Turnpike, is located along the southern property boundary. The Bristol, PA exit from the PA Turnpike is approximately 0.5 miles west of the Subject Property. There is no direct access from the Subject Property to the PA Turnpike bridge. An aerial photograph depicting the site boundaries is included as Figure 2.

2.1.1 Current Property Use

The Subject Property is zoned M-2 Heavy Manufacturing and is currently used as a parking lot for Amazon vehicles. All previous buildings were demolished and paving was completed in March 2022. Vehicular access to the Subject Property is possible from the northbound lanes of Bristol Pike (Route 13), which is located along the northwest property boundary.

The ground surface is primarily covered with impervious surface (e.g. asphalt) with some landscaped areas in the islands between rows of parking. Stormwater detention basins are located beneath the central and southeastern portion of the parking lot. Stormwater catchment basins are located throughout the parking lot. The locations of underground basin No.1 and basin No. 2 are depicted on Figures 3 and 4, respectively.

Utility	Service Provider	Location on Property
Water:	Lower Bucks County Joint Municipal Authority	Northwestern property boundary from Bristol Pike
Electric:	PECO	Northwestern property boundary from Bristol Pike
Sewer:	Bristol Township Sewer Department	Northwestern property boundary from Bristol Pike
Heating:	PECO (electric)	Northwestern property boundary from Bristol Pike

Project No. 5033600028 3 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 2.1.2 Historic Use Information Historic aerial photographs from 1937, 1940, 1946 and 1951 indicate the Subject Property was used for agricultural purposes. The Subject Property and surrounding area were not developed, except for residential use along the Delaware River and west of the Subject Property. The former large warehouse building in the southwestern corner of Subject Property is present in the 1953 aerial photograph. This building is identified in the Arcadis Phase I Environmental Site Assessment (July 2020) as Building 1. The Arcadis plan identifying the buildings is included as Figure 5. Buildings 2, and portions of Buildings 3 and 5 are also constructed in 1953. According to the previous owner, the Subject Property was occupied by Frankford Supply, a lumber yard, prior to Window Wizards. In the 1970 aerial photograph, all of the buildings are present except for Building 4, which was not constructed until sometime between 1983 and 1989. There are rows of materials stacked outside the buildings in aerial photographs between 1953 and 1983, which could be lumber or other building materials. According to the previous owner, Window Wizards occupied all of the Subject Property buildings from 1978 through 2011. The Arcadis plan identifying the buildings and Areas of Concern is included as Figure 5 of this report. Please note that Arcadis switched the numbering for Buildings 1 and 2 from the owners numbering system. For consistency, this report uses the Arcadis numbering for Buildings 1 and 2. The asbestos abatement contractors used the owners numbering system. When Arcadis completed the Phase I site visit in May 2020 the following tenants occupied the buildings: Building 1 – vacant Building 2 – vacant Building 3 – vacant Building 4 – Equipment Services LLC, a forklift and high-lift maintenance and repair business Operations include equipment maintenance and repair Building 5 – Granite Jewels, a custom granite countertop business Operations include cutting and manufacture of granite countertops Building 6 – Equipment Services LLC A 60-foot long spray booth was located along the eastern side of the building Building 7A – High Level Maintenance Automobile repair Building 7B – vacant Building 8A – vacant Building 8B – All-Star Transportation Tractor trailer repair A copy of the Arcadis Phase I Environmental Site Assessment is included in Appendix A. 2.1.3 Current and Past Adjoining Property Uses Current adjoining property uses are: Direction Description Northern Property Boundary: U-Haul Storage and Amazon warehouse Eastern Property Boundary: Amtrak high speed rail and Septa regional rail; heavy manufacturing east of the railroad Project No. 5033600028 4

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 Southern Property Boundary Pennsylvania Turnpike easement; electrical sub-station access Road Western Property Boundary: Bristol Pike (Route 13); John’s Service Center (former gas station); Hammock Hotel (Clarion Inn); Indian Nosh restaurant Project No. 5033600028 5

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 3.0 CONCEPTUAL SITE MODEL This conceptual site model was developed in accordance with the Standard Guide for Developing Conceptual Site Models for Contaminated Sites, E 1689-95. Property Use: Parking lot; previously Window Wizards and prior Frankford Supply (lumber yard) Identified Compounds of Concern: Petroleum hydrocarbons associated with unregulated USTs and chlorinated solvents in groundwater Volume Released: The volume released was unknown Date of Release: The date or timeframe of the release is unknown Source of Release: Source of release for the petroleum hydrocarbons is from the former unregulated USTs. The source of the low levels of tetrachloroethylene (PCE) in groundwater is from intermittent use of solvents during equipment and vehicle repair. Depth to Groundwater: Shallow Unconsolidated Aquifer - depth to groundwater in the monitoring wells ranges between approximately 15-feet and 20-feet bgs. The shallow aquifer is comprised of material from the Trenton Gravel Formation. Bedrock Aquifer – bedrock was not encountered. Groundwater Flow Direction: Groundwater beneath the Subject Property in the shallow unconfined aquifer flows in an easterly direction towards the Delaware River. Depth to Bedrock: Competent bedrock was not encountered. Subsurface Profile: During well installation several feet of fill material were encountered. The fill material consisted of gravel, crushed concrete, brick, silt and sand. Beneath the fill material was brown to reddish-brown fine to coarse sand with sub-rounded to sub-angular gravel indicative of the Trenton Gravel Formation. Refusal was encountered in well MW-4 at 17-feet bgs which was believed to be cobbles. Migration Pathways: Soil Petroleum hydrocarbons were released into the subsurface around the heating oil tanks and pre-Act gasoline UST. The petroleum impacted soil was excavated and disposed. Post-excavation soil samples attained the Non-Residential, Used Aquifer SHS. Concentrations of PCE were not detected in any of the soil samples above the Non-Residential, Used Aquifer SHS. Groundwater Petroleum hydrocarbons migrated into the groundwater as a result of releases from the unregulated tanks. Groundwater samples collected from the regulated 5,000-gallon diesel UST excavation are below the PADEP Non-Residential, Used Aquifer SHS. Low levels of PCE in the groundwater are the result of equipment repairs and maintenance on the unpaved parking lot. The concentrations exceed the PADEP Non-Residential SHS at the point of compliance. The Amtrak high speed line and Septa regional rail Project No. 5033600028 6 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

	lines are located immediately downgradient.
Contaminated Media:	Soil • Arcadis collected surface samples of black sand used for sandblasting and determined the solid material was impacted with antimony, arsenic, cobalt and lead. The black sand was excavated and disposed. Post-excavation soil samples meet the Non-Residential SHS. • Petroleum impacted soil was excavated from the UST excavations and disposed. The post-excavation soil results meet the PADEP Non-Residential SHS. • Soil samples collected by Arcadis and Atlas did not contain concentrations of PCE or related reductive dechlorination by-products which exceeded the PADEP Residential or Non-Residential SHS. Groundwater • Concentrations of benzene, MTBE, PCE, 1,2,4-trimethylbenzene and manganese exceed the PADEP Residential and Non-Residential SHS. Benzene, MTBE, 1,2,4-trimethylbenzene and manganese attain the Residential SHS at the downgradient property boundary (point-of-compliance). PCE is just above the Residential and Non-Residential SHS at the downgradient property boundary (point-of-compliance). Vapor • Impacted soil was excavated and post-excavation soil analytical results meet the Residential SHS. Vapor intrusion from soil is not a concern. • VOC concentrations in groundwater are below the Residential Groundwater Screening Values, except for benzene which is below the Non-Residential Groundwater Screening Value. The Residential Groundwater Screening Value for benzene is 23 ug/L and the concentrations in MW-2 was 29.7 ug/L. • The Subject Property is currently a parking lot and planned future use is a parking lot.
Potential Exposure Pathways for Each Contaminated Media:	Soil • Impacted soil was excavated and post-excavation soil analytical results meet the Residential SHS. There is no exposure pathway. Groundwater • Groundwater is not used for potable purposes, so there is no complete exposure pathway. Vapor • VOC concentrations in groundwater are below the Residential Groundwater Screening Values, except for benzene which is below the Non-Residential Groundwater Screening Value.

Project No. 5033600028 7 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 Potable Wells – According to the Pennsylvania Ground Water Information System (PaGWIS)i databases, no potable water wells were identified within a 1/4-mile radius of the subject property and there are none reported downgradient between the Subject Property and Delaware River. Sensitive Receptors Surface Water – The Delaware River is located approximately 1,900-feet hydraulically downgradient of the Subject Property. Wetlands – According to the Pennsylvania Natural Heritage Program (PNHP) no wetlands exist at the property. The closest wetland are those associated with the Delaware River which is 1,900 east of the Subject Property. 3.1 Conceptual Site Model Narrative The Subject Property was used for agricultural purposes until sometime between 1951 and 1953, when several of the buildings, which were used by Window Wizards and subsequent tenants, were constructed. All of the buildings built on the Subject Property after 1953 existed until they were recently demolished in 2021. Initially the buildings were occupied by Frankford Supply, a lumber yard, and then Window Wizards from 1978 until 2011. Most recently the buildings were occupied by the following: Equipment Services LLC, a forklift and high-lift maintenance and repair business; Granite Jewels, a custom granite countertop business; High Level Maintenance, an automobile repair business; All-Star Transportation, a tractor trailer repair business. Arcadis completed a Phase I ESA on the Subject Property in May 2020 and the Phase I report is dated July 2020. A copy of the Phase I ESA is included in Appendix A. The Phase I identified the following Recognized Environmental Conditions (RECs): A 5,000-gallon diesel UST and dispenser were located near the eastern wall of Building 2. The diesel UST was registered with the PADEP as Temporarily Out of Service, which means the tank was emptied and not in use. A 10,000-gallon diesel UST was also identified, but was listed in the database report as Closed Without a Permit. Arcadis reviewed the PADEP files and determined the 10,000-gallon diesel UST was removed in 1995 prior to the installation of the 5,000-gallon diesel UST. The 10,000-gallon UST was installed prior to 1980 and the date of removal is unknown. A UST closure report was submitted to the PADEP in May 1995 and subsequently approved with no further action required in June 1997. In an effort to ensure the 10,000-gallon UST was not present, Arcadis completed a geophysical survey around the buildings in July 2020. Arcadis identified another UST on the north side of Building 1. Based on the dimensions, the UST was estimated to be 1,000-gallons. The use of this UST was unknown. Another suspect UST was identified on the west side of Building 5 and the UST volume was estimated to be 1,000-gallons. A black sand material was identified on the ground surface southwest of Building 1, between the building and the PA Turnpike bridge. Atlas determined this sand material was grit for sandblasting. Arcadis completed a Phase II ESA in June 2020 to investigate the above referenced RECs, which included soil and groundwater sampling and a geophysical survey. The Arcadis Phase II ESA is included in Appendix B of this report. The Phase II investigation determined the following: Project No. 5033600028 ATLAS 8

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 Soil and groundwater samples collected in the vicinity of the 5,000-gallon diesel UST did not contain concentrations of the PADEP diesel target compounds listed in the Short List of Petroleum Products table above the PADEP Non-Residential, Used Aquifer SHS. Arcadis determined the 10,000-gallon diesel UST was removed and no further investigation was required since the PADEP approved the UST closure report in June 1997. Soil and groundwater samples collected from the vicinity of the suspected 1,000-gallon UST located north of Building 1 contained concentrations of benzene, ethylbenzene, 1,2,4-trimethylbenzene and naphthalene above the PADEP Non-residential, Use Aquifer SHS. Additional investigation and / or remediation was recommended. Soil samples collected in the vicinity of the suspect 1,000-gallon UST west of Building 5 did not contain concentrations of VOCs above the PADEP Non-Residential, Used Aquifer SHS. The black sandblasting material contained concentrations of antimony, arsenic, cobalt and lead above PADEP Non-Residential, Used Aquifer SHS. Eight (8) temporary monitoring wells were installed. Arcadis determined groundwater was impacted with benzene, 1,2,4-trimethylbenzne and PCE above the PADEP Non-Residential, Used Aquifer SHS. The Arcadis plan identifying the buildings and Areas of Concern is included as Figure 5 of this report. Please note that Arcadis switched the numbering for Buildings 1 and 2 from the owners numbering system based on maps at the Subject Property. For consistency, this report uses the Arcadis numbering for Buildings 1 and 2. The asbestos abatement contractors used the owners numbering system. As a result of the Arcadis Phase I and Phase II, three (3) main areas of concern were identified requiring additional characterization: The soil and groundwater impacted with VOCs in the vicinity of the suspect 1,000-gallon UST located north of Building 1 needed to be further investigated. The black sandblasting material located on the ground surface southwest of Building 1 needed to be removed and disposed. Groundwater beneath the Subject Property needed to be further delineated. Atlas was retained by Good Bristol Associates to further investigate soil and groundwater in order to obtain a release of liability from the PADEP. Throughout 2021, Atlas completed the following: The 5,000-gallon regulated diesel UST was removed and permanently closed. Atlas was the certified tank contractor. The soil and groundwater samples collected from the diesel system closure did not contain concentrations of the PADEP diesel target compounds above the PADEP Action Levels for regulated UST closure, which was consistent with the findings of the Arcadis Phase II investigation. Therefore, no further investigation of this area of concern is required. A copy of the UST Closure Report is included in Appendix C. The suspect 1,000-gallon UST north of Building 1 was excavated on August 31, 2021. Based on the piping configuration on top of the UST, and the elevated PID readings from the impacted soil, Atlas determined this must have been a leaded gasoline UST. The tank was filled with grout which was subsequently disposed with the impacted soil. Petroleum impacted soil was excavated on August 31, 2021 and again on October 29, 2021. Post-excavation soil sample analytical results indicate the Non-Residential and Residential, Used Aquifer SHS had been attained for this area of concern. Therefore, no further investigation of this area of concern is required. The suspect 1,000-gallon UST located west of Building 5 was excavated on August 31, 2021. Based on copper supply and return piping, Atlas determined this was a heating oil UST. No petroleum impacted soil was encountered around this UST and no holes were observed. Post-excavation soil sample analytical results indicate the Non-Residential and Residential, Used Aquifer SHS had been attained for this area of concern. Therefore, no further investigation of this area of concern is required. Project No. 5033600028 ATLAS 9

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 During excavation of the USTs, Atlas discovered a fourth heating oil UST located north of Building 2, near the former transformer building. Post-excavation soil sample analytical results indicate the Non-Residential and Residential, Used Aquifer SHS had been attained for this area of concern. Therefore, no further investigation of this area of concern is required. The black sandblasting material was removed and disposed. Eight (8) post-excavation soil samples were collected using the PADEP’s systematic random sampling methodology. Post-excavation soil sample analytical results indicate the Non-Residential and Residential, Used Aquifer SHS had been attained for this area of concern. Therefore, no further investigation of this area of concern is required. Atlas has installed 12 monitoring wells at various location throughout the Subject Property to delineate the VOC and manganese concentrations in groundwater. Good Bristol intends to demonstrate attainment of the Non-Residential, Used Aquifer SHS for VOCs, antimony, arsenic, cobalt and lead in soil, the Non-Residential, Used Aquifer SHS for VOCs and manganese in groundwater, and the Site Specific Standard via pathway elimination for PCE in groundwater. Project No. 5033600028 10 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 4.0 SITE SETTING A description of the geographic location of the Subject Property, development of the Subject Property, structures and layout of the Subject Property and the surrounding properties is included in Section 2.1 of this report. The following sections describe the geology, hydrogeology and soils beneath the Subject Property and surrounding area, based on field investigation and technical publications. 4.1 Bedrock Geology The Subject Property is located within the Atlantic Coastal Plain Physiographic Province (DCNR, Map 13, Physiographic Provinces of Pennsylvania, 1996). The Atlantic Coastal Plain is generally characterized by “flat upper terrace surface cut by shallow valleys; Delaware River floodplain.” The bedrock beneath this formation is predominantly underlain by schist, gneiss, and other metamorphic rocks. The unconsolidated sediments are underlain by complexly folded and faulted bedrock. Relief is generally between 0-feet and 200-feet. According to the Pennsylvania Department of ConseNation and Natural Resources (“DCNR”) Interactive Map, the Subject Property is located within the Trenton Gravel (“Qt’’). The DCNR interactive map states, “The Trenton Gravel consists of gray to pale-reddish-brown, very gravelly sand and interbedded crossbedded sand and clay-silt layers. Owens and Minard (1979) divided it into the upper Spring Lake beds, which can be greater than 75 feet thick, and the lower Van Sciver Lake beds, which are up to 55 feet thick (Low and others, 2002).” 4.2 Hydrogeology According to the Bristol, PA, 7.5-Minute Topographic Quadrangle Map, the elevation of the Subject Property is between 30 and 35 feet amsl. The Subject Property is relatively flat. The Delaware River is located approximately 1,900 feet east-southeast of the Subject Property. The surrounding area within 1,000 feet of the Subject Property is relatively flat. Groundwater was measured in the shallow unconfined aquifer between four (4) and 18 feet bgs. Groundwater beneath the Subject Property generally flows to the east towards the Delaware River. The monitoring well logs are included in Appendix A. The FEMA Flood Map SeNice Center provides flood zone delineation for the 1 00-year and 500-year flood plains. According to the Flood Insurance Rate Map for the Subject Property (Panel 42017C0527 J), the target property is not located within a 100-year of 500-year flood plain. 4.3 Soils According to the National Resources ConseNation SeNice Web Soil SuNey, a large portion of the property lies within the Urban Land complex soil type (0 to 8 percent slopes). The parent material for the Urban Land soil type is described as “pavement, buildings, and other artificially covered areas.” During drilling activities fill material consisting of gravel, brick, concrete, silt and sand was encountered within the first five (5) feet of ground surface, indicative of fill material. Project No. 5033600028 11

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 5.0 SITE CHARACTERIZATION The following sections provide a detailed description of soil and groundwater characterization activities performed at the Subject Property in accordance with Title 25 §250. 5.1 Site Background The facility is located at 6200 Bristol Pike, Bristol Township, Bucks County, Levittown, PA 19057, as shown on Figure 1. The general layout of Subject Property features are depicted on Figure 2. The investigative activities have included geophysical surveys, regulated and unregulated UST removal, soil boring advancement, soil sampling, monitoring well installation, monitoring, and sampling, from 2020 through the date of this report. The Subject Property was used for agricultural purposes until sometime between 1951 and 1953, when several of the buildings, which were used by Window Wizards and subsequent tenants, were constructed. All of the buildings built on the Subject Property after 1953 existed until they were recently demolished in 2021. Initially the buildings were occupied by Frankford Supply, a lumber yard, and then Window Wizards from 1978 until 2011. Most recently the buildings were occupied by the following: Equipment Services LLC, a forklift and high-lift maintenance and repair business; Granite Jewels, a custom granite countertop business; High Level Maintenance, an automobile repair business; All-Star Transportation, a tractor trailer repair business. 5.2 Soil Characterization The following sections provide a detailed description of soil characterization activities performed at the Subject Property in accordance with Title 25 §250. 5.2.1 Initial Soil Investigation Arcadis completed a Phase I ESA on the Subject Property in May 2020 and the Phase I report is dated July 2020. The Phase I is included in Appendix A and identified the following REGs: A 5,000-gallon diesel UST and dispenser were located near the eastern wall of Building 2. A 1 0,000-gallon diesel UST was also identified, but was listed in the database report as Closed Without a Permit. Arcadis reviewed the PADEP files and determined the 10,000-gallon diesel UST was removed in 1995 prior to the installation of the 5,000-gallon diesel UST. Arcadis identified another UST on the north side of Building 1 during a geophysical survey. Based on the dimensions, the UST was estimated to be 1 ,000-gallons. Another suspect UST was identified on the west side of Building 5 and the UST volume was estimated to be 1 ,000-gallons. A black sand material was identified on the ground surface southwest of Building 1, between the building and the PA Turnpike bridge. Arcadis completed a Phase II ESA in June 2020 to investigate the above referenced REGs, which included soil and groundwater sampling and a geophysical survey. The Phase II ESA is included in Appendix Band determined the following: Arcadis completed soil borings SB-101 through SB-104 around the diesel UST on June 16, 2020. Soil samples collected in the vicinity of the 5,000-gallon diesel UST did not contain concentrations of the PADEP diesel target compounds listed in the Short List of Petroleum Products above the PADEP Non-Residential, Used Aquifer SHS. Arcadis did not recommend any further investigation other than removal of the UST and sampling required by the PADEP UST closure guidance. Project No. 5033600028 12

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

- Arcadis determined the 10,000-gallon diesel UST was removed and no further investigation was required since the PADEP approved the UST closure report in June 1997.

- Soil borings SB-113, SB-114 and SB-115 were drilled adjacent to the suspected 1,000-gallon UST located north of Building 1 on June 16, 2020. Soil samples collected from these borings were analyzed for VOCs and SVOCs. All three (3) soil samples contained concentrations of benzene, ethylbenzene, 1,2,4-trimethylbenzene and naphthalene above the PADEP Non-Residential, Used Aquifer SHS. Additional investigation and / or remediation was recommended.

- Soil borings SB-116, SB-117, SB-118, SB-119, and SB-120 were drilled adjacent to the location of the suspect 1,000-gallon UST west of Building 5 on June 16, 2020. The soil samples collected from these borings were analyzed for VOCs and SVOCs and they did not contain concentrations of VOCs or SVOCs above the PADEP Non-Residential, Used Aquifer SHS.

- Soil boring SB-105 was completed within the area of the black sandblasting material. The soil samples collected from the surface (0-0.5 feet) and 4-feet to 4.5-feet were analyzed for VOCs, SVOCs and TAL metals. VOCs and SVOC concentrations in both samples were below the Residential, Used Aquifer SHS. The surface sample contained concentrations of antimony, arsenic, cobalt and lead above PADEP Non-Residential, Used Aquifer SHS. The sample collected from 4-feet to 4.5-feet did not contained concentrations of antimony, arsenic, cobalt otr lead above PADEP Non-Residential, Used Aquifer SHS.

- Soil samples SB-121, SB-122 and SB-131 were collected from 0.5-feet to 1-feet bgs adjacent to transformers and analyzed for PCBs. Low level concentrations of PCBs were detected in the soil samples, but the concentrations did not exceed the Residential or Non-Residential, Used Aquifer SHS. No further investigation was recommended.

5.2.2 Additional Investigation Activities

In order to investigate RECs referenced in the July 2020 Phase II ESA completed by Arcadis, Atlas mobilized to the Subject Property on January 22 through 28, 2021 to complete geophysical pre-clearance activities, install soil borings, and collect soil samples. The Summary of Phase II ESA Activities letter report completed by Atlas and dated April 2, 2021 is included in Appendix E.

Atlas mobilized to the Subject Property on January 22, 2021 to complete a geophysical investigation utilizing electromagnetic (EM) and ground-penetrating radar (GPR) technology in the vicinity of the suspected UST and proposed sample locations with their subcontractor, Enviroprobe Service, Inc. (Enviroprobe) of Mount Laurel, NJ. A copy of the Geophysical Investigation Report by Enviroprobe is included in the Summary of Phase II ESA Activities letter report. The geophysical investigation indicated the abandoned UST near Building 1 remained in place (based on the presence of a 7-feet by 13-feet anomaly in the suspected UST location), but no other significant anomalies were detected during these activities.

Atlas returned to the Subject Property with Enviroprobe on January 26 through 28, 2021 to install a series of thirteen (13) soil borings in the vicinity of the suspected RECs. The soil sampling activities are detailed on Table 1, Site Sampling Summary. A total of seven (7) soil borings (RR-1 through RR-7) were installed in the observed suspect black sand at the former railroad spur. Soil boring RR-1, at center of the sampling area, was converted to monitoring well MW-1. A total of four (4) soil borings (UST-1 through UST-4) were installed around the UST at Building 1, with UST-1 at center (adjacent to the UST) converted

Project No. 5033600028 13

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

to monitoring well MW-2. Soil borings SB-3 and SB-4 were installed at the southern and southeastern ends of the Subject Property and eventually converted into monitoring wells MW-3 and MW-4.

No significantly elevated PID readings, odors, or other indications of a volatile discharge were observed in the RR- series soil samples.

PID readings as high as 15,000 ppm (maximum value on Atlas' PID) were observed at soil boring UST-1, at depths ranging from 5 to 11 feet below ground surface (ft-bgs). Readings then decreased to 268 ppm at a depth of 13 feet bgs. Readings in the surrounding borings ranged from 4.9 to 757 ppm. Strong petroleum-like odors were observed and recorded in all four (4) UST-series borings. As proposed, UST-series soil samples were collected from surface (1.5 to 2.0 ft-bgs), suspected UST invert (8.0 to 11.0 ft-bgs), and "clean" PID delineation below invert (13.0 to 18.0 ft-bgs).

PID readings as high as 15 ppm were recorded in soil boring SB-4/MW-4. PID readings were 0.0 except for one detection of 0.4 ppm in soil boring SB-3/MW-3. No petroleum-like odors, staining, or other evidence of a discharge were noted in these borings.

All soil boring and monitoring well locations are depicted on Figure 6. The soil boring and monitoring well logs are included in Appendix D.

Each soil sample was submitted to SGS North America Inc. of Dayton, NJ, a Pennsylvania-accredited laboratory, for analysis. Each groundwater sample was submitted to Pace Analytical of Mount Juliet, TN, a Pennsylvania-accredited laboratory, for analysis. Requested analyses are detailed on Table 1, Site Sampling Summary.

Despite various detections of arsenic, barium, cadmium, chromium, lead, mercury, and silver, no exceedances of applicable Non-Residential Direct Contact Surface (0-2') or Soil to Groundwater Non-Residential Used Aquifer Generic TDS<=2500 SHS. Based on these results, no further investigation of the black sand material was recommended.

Benzene was reported in exceedance of the Soil to Groundwater Non-Residential Used Aquifer Generic TDS<=2500 SHS in soil samples UST1B, UST2B, and UST4B. 1,2,4-trimethylbenzene was also reported in exceedance of the Soil to Groundwater Non-Residential Used Aquifer Generic TDS<=2500 SHS in soil samples UST2B and UST4B. All exceedances reported in the UST sampling were identified within 8 to 11 ft-bgs, which corresponds to the suspected UST invert.

No other exceedances of the applicable Non-Residential SHS were noted in review of the analytical results.

5.2.3 UST Removal

Atlas removed one (1) 5,000-gallon regulated diesel UST, one (1) 1,000-gallon leaded gasoline UST and two (2) 1,000-gallon heating oil USTs from the Subject Property on August 31, 2021.

<u>5,000-Gallon Regulated Diesel UST</u>

The 5,000-gallon diesel UST was registered with the PADEP as temporarily out-of-service. As such, there was no liquid or product in the UST. Atlas (ATC) submitted a 30-day closure notification form to the PADEP.

Project No. 5033600028 14 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 On August 31, 2021 J&J Spill Service cleaned the UST. Scott Contractors excavated the UST under the direct supervision of Atlas. Soil samples were collected from beneath the dispenser and sidewalls of the UST excavation because groundwater was encountered in the excavation. The soil and groundwater samples were analyzed for the PADEP diesel fuel target compounds specified in the UST Closure Requirements for Underground Storage Tank Systems technical document. None of the soil or groundwater samples contained concentrations of compounds that exceeded the PADEP Unsaturated Soil Action Levels included in the closure guidance. This is consistent with Arcadis’ soil and groundwater sampling data from June 16, 2020. A copy of the UST closure forms for the regulated 5,000-gallon diesel UST are included in Appendix C. A copy of the UST closure document was submitted to the PADEP Southeast Regional Office via the OnBase document submittal website. No further investigation of this area of concern is required. 1,000-Gallon Unregulated Leaded Gasoline UST The 1,000-gallon UST located north of Building 1 was initially identified by Arcadis when they completed a geophysical scan. Arcadis personnel confused this tank with the 1 0,000-gallon UST identified in the regulatory database search in their Phase I as “Closed Without a Permit”. Arcadis further clarifies in their Phase I that the 10,000-gallon UST was removed prior to installation of the 5,000-gallon diesel UST and PADEP approved the UST closure report in June 1997 requiring no further action. Both Arcadis and Atlas identified petroleum contaminated soil surrounding the 1,000-gallon UST. During excavation of the UST on August 31, 2021, Atlas discovered the UST was completely filled with cement and the product piping configuration on top of the UST, combined with the elevated PID readings detected in the soil, indicated it was a leaded gasoline UST. Based on the piping, the dispenser was located on top of the UST. PID readings of the excavated soil ranged from 100 ppm to greater than 400 ppm. The soil was a brown moist sand with sub-rounded to sub-angular fine to coarse gravel and cobbles consistent with the Trenton Gravel Formation. Approximately 50 tons of petroleum impacted soil was excavated and staged on plastic. Five (5) soil samples were collected from the soil/groundwater interface at approximately six (6) feet bgs in the tank excavation on August 31, 2021 and submitted to Pace Laboratories to be analyzed for the PADEP leaded gasoline target compounds. Benzene was detected in soil sample T1, S4 at a concentration of 1.68 mg/Kg which exceeded the PADEP Residential and Non-Residential, Used Aquifer SHS of 0.5 mg/Kg. None of the other leaded gasoline target compounds exceeded the PADEP Non-Residential, Used Aquifer SHS. The soil sample locations are illustrated on Figure 8 and the soil sample analytical results are presented in Table 4. The laboratory analytical report is included as Appendix G. On October 29, 2021 Atlas returned to the Subject Property with Scott Contractors to over-excavate petroleum impacted soil around the former leaded gasoline UST location. This tank was identified as T1 in the laboratory analytical report. Approximately 150 tons of soil was removed from the excavation and disposed at Clean Earth of Southeastern PA in Morrisville. Post-excavation soil samples identified as P-1 through P-8 were collected from approximately six (6) feet bgs along the four (4) sidewalls of the excavation at the soil/groundwater interface. The soil samples were submitted to Pace Analytical to be analyzed for the PADEP leaded gasoline parameters. Project No. 5033600028 15

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 None of the post-excavation soil samples collected from the leaded gasoline UST excavation contained concentrations of the leaded gasoline target compounds in excess of the PADEP Residential or Non-Residential Standards. The post-excavation soil sample analytical results are presented in Table 5 and the sample locations are illustrated on Figure 8. The laboratory analytical report is included in Appendix H. 1,000-Gallon Unregulated Heating Oil UST Excavation- Building 5 The 1,000-gallon heating oil UST was excavated from the northwest side of Building 5 on August 31, 2021. The UST was empty at the time of removal and no obvious contamination was observed. Five (5) soil samples were collected from the four (4) sidewalls and base of the excavation. The soil samples were submitted to Pace Analytical to be analyzed for the PADEP fuel oil #2 (heating oil) target compounds. This heating oil UST is identified in the laboratory report as T2. None of the soil samples contained concentrations of the PADEP fuel oil #2 in excess of the Residential or Non-Residential, Used Aquifer SHS. The soil sample locations are illustrated on Figure 9. The analytical results are presented in Table 4. The laboratory analytical report is included as Appendix G. 1,000-Gallon Unregulated Heating Oil UST Excavation- Building 2 The 1,000-gallon heating oil UST was excavated from the northeast side of Building 2 on August 31, 2021. The UST contained some heating oil which was pumped out and disposed by J&J Tank Service. Minor contamination was observed below the bottom of the UST. Approximately 30 tons of petroleum impacted soil was excavated and disposed at Clean Earth of Morrisville. Five (5) soil samples were collected from the four (4) sidewalls and base of the excavation. The soil samples were submitted to Pace Analytical to be analyzed for the PADEP fuel oil #2 (heating oil) target compounds. This heating oil UST is identified in the laboratory report as T3. None of the soil samples contained concentrations of the PADEP fuel oil #2 in excess of the Residential or Non-Residential, Used Aquifer SHS. The soil sample locations are illustrated on Figure 10. The analytical results are presented in Table 4. The laboratory analytical report is included as Appendix G. 5.2.4 Sandblast Material Excavation and Disposal Arcadis collected surface samples of black sand used for sandblasting and determined the solid material was impacted with antimony, arsenic, cobalt and lead. The black sand was excavated and disposed. Systematic random sampling was completed on October 29, 2021 to demonstrate attainment of the Non-Residential SHS, if possible. The post-excavation soil samples were submitted to Pace Nalytical to be analyzed for TAL metals. The post-excavation soil samples meet the Non-Residential SHS and no further investigation is required at this time. The post-excavation surface soil sample analytical results are presented in Table 6. The laboratory analytical report is included in Appendix I. 5.3 Groundwater Characterization During the subsurface investigation, groundwater was encountered within the shallow unconfined aquifer between four (4) and 18-feet bgs feet bgs. Bedrock was not encountered. The following is a description of the characterization of the groundwater quality in the unconfined aquifer in accordance with Title 25 §250. Project No. 5033600028 16

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 5.3.1 Monitoring Well Installation Monitoring wells MW-1 through MW-4 were installed on the Subject Property between January 28 and 28, 2021. Monitoring well MW-1 was installed south of Building 1 near the southern property boundary. Monitoring well MW-2 is installed immediately adjacent to the leaded gasoline UST north of Building 1. Monitoring well MW-3 is installed east of Building 1 and near Building 4. Monitoring well MW-4 was installed on the eastern portion of the Subject Property The subsurface soils generally consist of fill material underlain by brown fine to coarse sand with subrounded to sub-angular gravel and cobbles of the Trenton Gravel Formation. Monitoring wells MW-5 through MW-7 were installed on April?, 2021. Monitoring well MW-5 was installed on the southwestern portion of the Subject Property, along Bristol Pike. Monitoring well MW- 6 was installed to the east of Building 8. Monitoring well MW-7 was installed northeast of Building 6 near the downgradient property boundary. On July 29, 2021 Atlas returned to the Subject Property to install MW-8 through MW-1 0. Monitoring well MW-8 was installed to the southeast of Building 4, downgradient of wells MW-1, MW-2, MW-3 and MW-5. Monitoring well MW-9 was installed southeast of Building 6 along the downgradient property boundary. Monitoring well MW-1 0 was installed on the southeastern corner of the Subject Property. The wells were constructed using 0.020-inch factory slotted, 2-inch diameter, schedule 40 PVC well screen and 2-inch diameter, schedule 40 PVC solid riser pipe. The annular space was filled with No. 2 sand to approximately 1 foot above the screened interval. The remaining annulus was filled with bentonite and capped with cement. The wells were completed with a locking well cap and a steel manhole cover with bolts. The monitoring well logs are included in Appendix D. 5.3.3 Groundwater Contour Groundwater monitoring and sampling events occurred on February 17, 2021, May 5, 2021, August 25, 2021 and November 19, 2021. The top of the well casings were surveyed by Atlas personnel as described in the preceding section. Groundwater Contour Maps were prepared using the static water levels measured from the top of the monitoring well PVC casings. Table 7 provides a summary of the water level measurements and well casing elevations. Groundwater flow in the shallow aquifer is in an easterly direction towards the Delaware River. Contour maps depicting the groundwater surface for the following groundwater events are included as Figures 11 through 14. 5.3.4 Groundwater Sampling Method Groundwater samples were collected from site-related wells using the EPA and ASTM low-flow sampling technique. The low-flow sampling involved using a decontaminated, stainless-steel, submersible, sampling pump and “X-inch diameter, dedicated polyethylene tubing. The pump was set at the depth equivalent to the water-bearing zone identified in each well during borehole advancement. The groundwater was pumped at a flow rate of approximately 250 ml!min into a flow cell equipped with a multimeter capable of measuring pH, conductivity, turbidity, dissolved oxygen (DO), temperature, total dissolved solid (TDS) and oxidation reduction potential (ORP). Upon stabilization of the field measured parameters, the groundwater samples were collected directly from the dedicated discharge tubing into the appropriate laboratory glassware. Project No. 5033600028 17

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

Upon completion of sampling each well, the pump was decontaminated in the following manner according to standard ASTM procedures:

- Control water and detergent (laboratory grade Alconox soap) wash/scrub
- Control water rinse/scrub
- Deionized water rinse
- Solvent (acetone) rinse
- Air dry
- Deionized water rinse

New discharge tubing was placed on the pump prior to purging and sampling activities at each additional monitoring well.

The samples collected from each monitoring well were immediately transferred into appropriate glassware, labeled, chilled to 4° Celsius and delivered to the selected laboratory for analysis. The groundwater samples were analyzed for TCL VOCs including MTBE, naphthalene, 1,2,4-trimethylbenzene, 1,3,5-trimethylbenzene using USEPA Method 8260B, and TAL metals.

5.3.5 Groundwater Sample Analytical Results

February 17, 2021

During the February 17, 2021 sampling event three (3) wells were sampled. MW-4 was dry.

- Benzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (12.9 ug/L)
- Tetrachloroethane exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (49.4 ug/L) and MW-3 (29.3 ug/L)
- 1,2,4-Trimethylbenzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (159 ug/L)

May 5, 2021

During the May 5, 2021 sampling event six (6) wells were sampled; MW-1 through MW-3 and MW-5 through MW-7. MW-4 was dry.

- Benzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (20.4 ug/L).
- Tetrachloroethane exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (68.7 ug/L), MW-3 (23.3 ug/L), MW-6 (11.3 ug/L) and MW-7 (12.9 ug/L).
- 1,2,4-Trimethylbenzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (85.1 ug/L).

Project No. 5033600028 18 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 August24,25,2021 Atlas returned to the Site on August 24-25, 2021 to complete low-flow sampling from MW-1 through MW-3 and MW-5 through MW-10. Benzene exceeded PADEP Residential Used Aquifer Statewide Health Standard- GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (7.30 ug/L). Tetrachloroethane exceeded PADEP Residential Used Aquifer Statewide Health Standard-GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard- GW (TDS <2500) MW-3 (27.5 ug/L), MW-7 (6.3 ug/L), MW-8 (8.49 ug/L) and MW-9 (5.39 ug/L) November 19, 2021 Atlas returned to the Site November 24, 2021 to complete low-flow sampling on MW-1 through MW-3 and MW-5 through MW-1 0. Benzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) in MW-2 (29.7 ug/L). Tetrachloroethane exceeded PADEP Residential Used Aquifer Statewide Health Standard-GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard- GW (TDS <2500) MW-3 (82.1 ug/L), MW-3 (7.82 ug/L), MW -6 (1 0.7 ug/L), MW-7 (9.48 ug/L), MW-8 (8.27ug/L) and MW-9 (6.97 ug/L). 1,2,4-Trimethylbenzene exceeded PADEP Residential Used Aquifer Statewide Health Standard - GW (TDS <2500) and PADEP Non-Residential Used Aquifer Statewide Health Standard- GW (TDS <2500) in MW-2 (98.3 ug/L). A summary of the groundwater sample analytical results is provided in Table 8. Reproductions of the groundwater sample laboratory analytical reports are included in Appendix J. 5.4 Vapor Intrusion Vapor intrusion is not a concern because the Subject Property is a parking lot. There is a small kiosk at the entrance gate with no basement. Furthermore, post-excavation soil data has demonstrated attainment of the Non-Residential, Used Aquifer SHS and does not exceed the PADEP Soil Vapor Intrusion Screening Values. Concentrations of VOCs in groundwater do not exceed the PADEP Groundwater Vapor Intrusion Screening Values. No further evaluation of the vapor intrusion pathway is necessary. Project No. 5033600028 19

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 6.0 FATE AND TRANSPORT OF CONTAMINANTS The soil investigation at the Subject Property identified VOCs that exceeded the PADEP Non-Residential, Used Aquifer SHS. Specifically, concentrations of benzene, ethylbenzene, 1,2,4-trimethylbenzene and naphthalene exceeded the Non-Residential SHS. The petroleum impacted soil was identified around the 1,000-gallon former leaded gasoline UST located north of Building 1, which has been excavated and post-excavation soil samples do not contain concentrations of these compounds above the PADEP Residential or Non-Residential SHS. Antimony, arsenic, cobalt and lead detected in the black sandblasting material is no longer a contaminant transport risk, because it was excavated and disposed. Post excavation soil samples demonstrate attainment of the Non-Residential SHS. Concentrations of benzene, MTBE, 1,2,4-trimethylbenzene and manganese in groundwater attain the Residential, Used Aquifer SHS at the downgradient property boundary or point-of-compliance. Therefore, no additional fate and transport is required. Concentrations of PCE in groundwater slightly exceeded the Residential and Non-Residential SHS of 5 ug/L at the downgradient property boundary or point-of-compliance and is not expected to exceed the SHS beyond the railroad tracks. An Environmental Covenant will be recorded with the deed prohibiting the use of groundwater for potable purposes. Therefore, the Site Specific Standard via pathway elimination for PCE in groundwater has been attained. Project No. 5033600028 20

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 7.0 ECOLOGICAL IMPACT ASSESSMENT According to the U.S. Fish and Wildlife Service’s National NWI, the Subject Property is not located within any identified wetlands. The closest downgradient wetlands is the Schuylkill River, located approximately 1,500-feet north of the Site. The system is identified as riverine and permanently flooded (R2UBH). Project No. 5033600028 21

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 8.0 CLEANUP PLAN The information below details the institutional controls that will be employed to demonstrate compliance with the site-specific standard for PCE in groundwater in accordance with Title 25, Chapter 250. The Non-Residential, Used Aquifer SHS was attained in soil samples collected from the former 1,000- gallon leaded gasoline UST excavation located on the north side of Building 1 and the area where the black sandblasting material was identified southwest of Building 1. No other areas of concern were identified in the soil based on sampling results collected throughout the Subject Property by Atlas and Arcadis. 8.1 Remedial Alternative Based on the PCE concentration in groundwater, monitored natural attenuation is proposed. There was no remedial alternative analysis completed since the PCE concentration slightly exceeds the Residential, Used Aquifer SHS at the downgradient property boundary or point-of-compliance. Eight (8) quarters of groundwater sampling is proposed to monitor groundwater quality. Since equipment and vehicle repair activities have ceased on the Subject Property, concentrations of PCE in groundwater could decrease below the Residential, Used Aquifer SHS at the point-of-compliance. 8.2 Treatability Studies Based on the concentration of PCE in the groundwater, no treatability studies are necessary. Concentrations of the other VOCs and manganese in groundwater attain the Residential, Used Aquifer SHS at the downgradient property boundary or point-of-compliance. 8.3 Design Plans and Specifications No design plans are required for this investigation. Impacted soil has been excavated and demonstrates attainment of the Non-Residential SHS. No cap or other engineering control is required to eliminate exposure pathways. Natural attenuation of PCE in groundwater is proposed. 8.4 Post Remedial Care Plan Engineering controls are not required to demonstrate attainment of a standard at the Subject Property. If after eight (8) quarters of attainment sampling, the PCE concentration in groundwater still exceeds the Residential, Used Aquifer SHS at the point-of-compliance, then An Environmental Covenant will be recorded with the deed prohibiting the use of groundwater for potable purposes. 8.5 Cooperation or Agreement of Third Party The current owner of the Subject Property anticipates entering into a Buyer/Seller Agreement with the PADEP and a potential buyer. 8.6 Public Comments Any comments obtained during the public and municipal comment period will be forwarded to the PADEP, if any, and the responses to those public comments. Project No. 5033600028 22

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 9.0 CONCLUSIONS Atlas removed the 5,000-gallon regulated UST, one (1) 1 ,000-gallon leaded gasoline UST that was filled with grout and two (2) 1 ,000-gallon heating oil USTs. No petroleum contamination was discovered around the 5,000-gallon diesel UST or the heating oil UST removed near Building 5. Petroleum impacted soil was excavated from the 1 ,000-gallon leaded gasoline UST excavation and the 1 ,000-gallon heating oil UST removed from the north side of Building 2. None of the UST post-excavation soil samples contain concentrations of volatile organic compounds in excess of the PADEP Non-Residential or Residential, Used Aquifer, Medium Specific Concentrations or Statewide Health Standards (SHS). No further investigation of the soil is required. The black sandblast material that Arcadis sampled contained concentrations of antimony, arsenic, cobalt and lead in excess of the PADEP Non-Residential SHS. The sand blast material was removed and disposed. Eight (8) systematic random samples were collected from a six (6) inch deep area covering approximately 5,000 square feet or 93 cubic yards. The post-excavation soil samples did not contain concentrations of antimony, arsenic, cobalt or lead above the PADEP Non-Residential SHS. No further investigation of this area of concern is required. Groundwater samples were collected from the monitoring well network in February 2021, May 2021, August 2021 and November 2021. Concentrations of benzene, MTBE, PCE, 1 ,2,4-trimethylbenzene and manganese exceed the PADEP Residential and Non-Residential SHS. Benzene, MTBE, 1 ,2,4- trimethylbenzene and manganese attain the Residential SHS at the downgradient property boundary (point-of-compliance). PCE is just above the Residential and Non-Residential SHS at the downgradient property boundary (point-of-compliance). Eight (8) quarters of groundwater sampling is proposed to monitor groundwater quality. Since equipment and vehicle repair activities have ceased on the Subject Property, concentrations of PCE in groundwater should decrease below the Residential, Used Aquifer SHS at the point-of-compliance. If after eight (8) quarters of attainment sampling, the PCE concentration in groundwater still exceeds the Residential, Used Aquifer SHS at the point-of-compliance, then An Environmental Covenant will be recorded with the deed prohibiting the use of groundwater for potable purposes. Project No. 5033600028 23

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN
Former Window Wizards
6200 Bristol Pike
Bristol Township, Bucks County, Pennsylvania 19057

10.0 REFERENCES

ASTM International, *Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process*, ASTM Designation E1527-13. November 2013.

Arcadis, *Phase I Environmental Site Assessment, July 2020*

Arcadis, *Phase II Environmental Site Assessment, July 2020*

ATC/Atlas, *Summary of Phase II ESA Activities, April 2021*

Federal Emergency Management Agency (FEMA), *Flood Insurance Rate Map (FIRM), New Castle County, Community Panel Number 135 of 475, Map Number 10003C0135K*, February 4, 2015.

United States Fish & Wildlife Service, National Wetlands Inventory, Wetlands Mapper Website, *http://www.fws.gov/wetlands/Data/Mapper.html*, accessed December 2, 2019.

United States Department of Agriculture, Natural Resources Conservation Service, Web Soil Survey Website, *http://websoilsurvey.nrcs.usda.gov/app/HomePage.htm,* accessed November 27, 2019.

United States Geological Survey Topographic Map, Bristol, Pennsylvania, Quadrangle Map, 7.5 Minute Series, dated 2014.

Pennsylvania Ground Water Information System, Department of Conservation and Natural Resources, Pennsylvania Topographic and Geologic Survey, http://www.dcnr.state.pa.us/topogeo/groundwater/PaGWIS/, (September 3, 2019)

Project No. 5033600028 24 ATLAS

REMEDIAL INVESTIGATION REPORT AND CLEANUP PLAN Former Window Wizards 6200 Bristol Pike Bristol Township, Bucks County, Pennsylvania 19057 FIGURES Project No. 5033600028

EXHIBIT K

BUYER’S TITLE OBJECTIONS

Schedule B-1 Requirements

•

Items 5, 11 & 26: Seller to confirm that they are able to provide evidence satisfactory to title company so that Buyer is able to obtain full mechanics’ lien coverage on title policy at closing. SELLER CONFIRMS

•	Item 6: Seller to coordinate with Title Company to determine what terms of leases are required, particularly the billboard leases. SELLER CONFIRMS

•	Item 12: Seller to provide receipts for paid taxes. SELLER TO PROVIDE

•	Item 13: Seller to provide receipts for water, storm water and sewer rents. SELLER TO PROVIDE

•	Items 15 & 17: Seller to conform that payoff will occur at closing. CONFIRMED

Exhibit K - 1